Exhibit 2.1

ASSET PURCHASE AGREEMENT

among

ELECTRONIC FUNDS SOURCE LLC,

C. H. ROBINSON WORLDWIDE, INC.,

and

T-CHEK SYSTEMS, INC.

3

4

EXHIBITS

Exhibit 10.1(b)	Bill of Sale
Exhibit 10.1(c)	MasterCard Services Agreement
Exhibit 10.1(d)	Money Transfer Services Agreement
Exhibit 10.1(g)	Assumption Agreement
Exhibit 10.1(i)	Transition Services Agreement

SCHEDULES

Schedule 2.1(a)	Excluded Bank Accounts
Schedule 2.1(c)(1)	Owned Personal Property
Schedule 2.1(c)(2)	Leased Personal Property
Schedule 2.1(e)	Intellectual Property
Schedule 2.1(f)(1)	Seller Proprietary Software
Schedule 2.1(f)(2)	Seller Licensed Software
Schedule 2.2(a)	Shareholder Interests in Seller Intellectual Property
Schedule 2.2(b)	Shareholder Licensed Seller Intellectual Property
Schedule 2.2(c)	Shareholder Assumed Contracts
Schedule 2.3(i)	Excluded Real Property Leases
Schedule 2.3(o)	Excluded Assets
Schedule 2.4(c)(i)	Excluded Contracts
Schedule 4.1(a)	Foreign Qualifications
Schedule 4.3	Restrictions and Conflicts
Schedule 4.4	Required Consents
Schedule 4.5	Leased Real Property
Schedule 4.6(a)	Personal Property not at Located at Leased Real Property
Schedule 4.6(b)	Leased Equipment, Property and Assets
Schedule 4.7(a)	Assets used in the Business
Schedule 4.7(b)	Assets not Conveyed at Closing
Schedule 4.8	Financial Statements
Schedule 4.10	Absence of Changes
Schedule 4.11	Legal Proceedings
Schedule 4.12	Compliance with Law
Schedule 4.13	Material Contracts
Schedule 4.15	Tax Information
Schedule 4.15(d)	Tax Extensions
Schedule 4.17(a)	Seller Benefit Plans
Schedule 4.17(g)	Seller Benefit Plans Providing Post-Termination Benefits
Schedule 4.17(h)	Nonqualified Deferred Compensation Plans
Schedule 4.18(b)	Employment Losses
Schedule 4.19	Insurance Policies
Schedule 4.21(a)	Seller Registered Intellectual Property
Schedule 4.21(b)	Seller Proprietary Software
Schedule 4.21(c)	Seller Licensed Software

5

Schedule 4.21(d)	Non-Seller Intellectual Property
Schedule 4.21(e)	Seller Licensed Intellectual Property
Schedule 4.21(f)	Seller Transition Services Intellectual Property and Software
Schedule 4.21(g)	Intellectual Property Contracts
Schedule 4.22(b)	Licensed Seller Proprietary Software
Schedule 4.22(e)	Source Code Disclosures
Schedule 4.23	Related Party Transactions
Schedule 4.24(a)	Customer Information
Schedule 4.24(b)	Terminated Customers
Schedule 4.26	Licenses
Schedule 4.29	Restrictions on Business Activity
Schedule 6.6	Broker Fees
Schedule 9.1(d)	FMLA Leave
Schedule 9.4(b)	Permitted Activities
Schedule 10.1(h)	Closing Consents
Schedule 11.2(a)	Indemnification Obligations
Schedule 11.2(g)	Indemnification Obligations

6

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of October 16, 2012, is made and entered into by and among Electronic Funds Source LLC, a Utah limited liability company (“Purchaser”), T-Chek Systems, Inc., a Minnesota corporation (“Seller”), and C. H. Robinson Worldwide, Inc., a Delaware corporation and the sole shareholder of Seller (“Shareholder”). Seller and Shareholder are collectively referred to as “Sellers”.

Seller is engaged in the business of: (a) operating a closed-loop credit/debit card and identification-number-based (i.e., cardless) network for the retail purchase of fuel and other approved products and services, and cash advances; (b) issuing closed-loop credit/debit cards for the retail purchase of fuel and other approved products and services, and cash advances; (c) providing closed-loop credit/debit card processing services, and identification number-based (i.e., cardless) processing services related to the retail purchase of fuel, and other products and services, and cash advance services as it applies to on-demand payments in a closed-loop system; (d) issuing open-loop credit/debit cards and “virtual” or “ghost” purchasing cards; (e) providing cash disbursement services including distribution of amounts to Persons who are not employees of Sellers; (f) facilitating the purchase of temporary transportation permits; (g) providing transaction processing, billing, settlement, collection and adjudication related to the products and services described in clauses (a) through (e) above; and (h) providing reporting, invoicing, billing, collection and online card management services, and customer service, in support of the services provided to its Customers described in clauses (a) through (g) above (all of the above listed activities to the extent conducted by Seller are referred to herein collectively as the “Business”).

Upon and subject to the terms and conditions in this Agreement, Seller proposes to sell to Purchaser, and Purchaser proposes to purchase from Seller, substantially all of the assets used or held for use by Seller in the conduct of the Business as a going concern, and Purchaser proposes to assume certain specified liabilities and obligations of Seller related to the Business.

The Parties intend for the Closing to occur simultaneously with the execution of this Agreement by the Parties.

In consideration of the foregoing and the agreements below, and intending to be legally bound, each Party hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Definitions. The following terms, as used herein, have the meanings set forth below:

“Actual Knowledge of Seller” means all facts and circumstances actually known by Denise Flora, Bruce Larson, Paul Newman, Chris Gerst and Joshua Janovitz.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Agreement” means this Asset Purchase Agreement, as amended from time to time.

“Applicable Benefit Laws” means all Laws or other legislative, administrative or judicial promulgations, applicable to any Seller Benefit Plan.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Minneapolis, Minnesota.

“Closing” means the consummation of the purchase and sale of the Assets, as set forth in ARTICLE VIII of this Agreement, and the exchange and delivery by the Parties of the other documents and instruments contemplated by this Agreement and the consummation of transactions contemplated by this Agreement, all of which is anticipated to occur contemporaneous with the execution of this Agreement.

“Closing Date” means 12:01 a.m. Central Time on the date on which the Closing occurs.

“COBRA Coverage” means continuation of insurance coverage required under Section 4980B of the Code and Part 6 of Title I of ERISA and any applicable state Law.

“Code” means the United States Internal Revenue Code of 1986, as amended. Any reference herein to a specified provision of the Code shall be deemed to include a reference to any successor provision thereof.

“Commercially Reasonable Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably possible, provided, however, that a Person required to use Commercially Reasonable Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the transactions contemplated by this Agreement or to dispose of or make any change to its business, expend any funds or incur any other material burden, grant any accommodation, financial or otherwise, or change its rights or obligations under any Contract, Law or otherwise.

“Confidential Information” means any data or information concerning Seller or the Business of a proprietary or confidential nature (including trade secrets) that is included in the Assets, without regard to form, regarding (for example and including) (a) business process models; (b) proprietary software; (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, Contracts to which Seller is a party or Contracts listed on Schedule 2.2(c) to which Shareholder is a party and relates to the Business, suppliers, customers, and customer lists; (d) the identity, skills and compensation of employees, contractors, and consultants; (e) specialized training; and (f) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere. Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is publicly known and in the public domain through means that do not involve a breach by Seller or Shareholder of any covenant or obligation set forth in this Agreement or any other applicable secrecy obligations.

“Contract” means any contract, sub-contract, agreement, lease, license, commitment, sale and purchase order, note, loan agreement or any other instrument, arrangement, or understanding of any kind, whether written or oral, and whether express or implied.

“Control” (including, with correlative meanings, “Controlled” and “Controlling”) means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

“Customer” means a customer of Seller with respect to services or products of the Business.

“Current Assets” means the following current assets of the Seller, and shall include only such current assets included in the Assets, without duplication: (a) cash and cash equivalents, (b) the Receivables, net of allowance for bad debt and (c) prepaid expenses. Current Assets shall not include (i) current and deferred income Taxes or any other tax asset, or (ii) any current assets not included in the Assets.

“Current Liabilities” means the following current liabilities of the Seller, and shall include only such current liabilities that are included in the Assumed Liabilities, without duplication: (a) accounts payable, (b) accrued expenses, and (c) deferred revenue (including, for the purposes of this calculation, both the current and long-term portions of deferred revenue and amounts related to undelivered services). Current Liabilities shall not include (i) current and deferred income Taxes or any other tax liability, (ii) any transaction related expenses to the extent paid at Closing, (iii) any current liabilities not included in the Assumed Liabilities, and (iv) any current liabilities related to employment-related costs (e.g., salary and wages) and expenses, including employment Taxes.

“Employee Benefit Plan” means, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, that is sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes, or has an obligation to make, contributions providing benefits to the current and former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), or with respect to which such Person has any liability or obligation, including (a) each deferred compensation, bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is tax qualified under the Code); (c) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits, fringe benefits or legal benefits; and (d) each other material employee benefit plan, fund, program, agreement or arrangement.

“Employment Agreement” means any employment contract, consulting agreement pursuant to which an individual person is engaged as a full-time consultant, termination or severance agreement, salary continuation agreement, change of control agreement or any other Contract, including unexpired offers by Seller for any of the above, respecting the terms and conditions of employment or payment of compensation in respect of employment with any current or former officer or employee of Seller.

“Environmental Laws” means all Laws and common law relating to pollution or protection of health, safety or the environment, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and other similar federal, state and local statutes.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that together with Seller would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Financial Statements” means (a) the unaudited pro forma balance sheet of the Business as of December 31, 2009, and the unaudited pro forma statements of income and cash flows of the Business for the period then ended; (b) the unaudited pro forma balance sheet of the Business as of December 31, 2010, and the unaudited pro forma statements of income and cash flows of the Business for the period then ended; (c) the unaudited pro forma balance sheet of the Business as of December 31, 2011, and the unaudited pro forma statements of income and cash flows of the Business for the period then ended; and (d) the unaudited pro forma balance sheet of the Business as of August 31, 2012, and the pro forma unaudited statements of income and cash flows of the Business for the period ending as of August 31, 2012.

“FMLA” means the United States Family and Medical Leave Act and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any (i) nation, state, province, commonwealth, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, provincial, local, municipal, foreign, or other government; (iii) federal, state, provincial, local or foreign governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court or tribunal); (iv) multi-national or supra national organization or body; (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court or arbitrator; or (vi) official of any of the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party.

“Intellectual Property” means any or all of the following, together with all rights, arising out of or associated therewith: (a) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing throughout the world; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (f) all databases and data collections and all rights therein throughout the world; (g) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (h) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Labor Laws” means all Laws governing or concerning labor relations, unions and collective bargaining, conditions of employment, employee classification, employment discrimination and harassment, wages, hours or occupational safety and health, including ERISA, the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, the United States Americans with Disabilities Act, the United States Age Discrimination in Employment Act, FMLA, the United States Worker Adjustment and Retraining Notification Act, United States Occupational Safety and Health Act of 1970, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, the United States Fair Labor Standards Act and the United States Rehabilitation Act of 1973.

“Laws” means all laws, statutes, common law, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, rulings, injunctions, writs, awards and decrees of, or issued or entered by, all Governmental Entities.

“Leased Real Property” means the real property used in connection with the Business that the Seller occupies (or has a right to occupy) pursuant to a Real Property Lease. A list of all Leased Real Property is set forth in Schedule 4.5.

“Licenses” means all licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar authorizations issued by any Governmental Entity, and applications therefor.

“Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of facts, changes, events, effects or occurrences) that has, has had or is reasonably likely to have a materially adverse effect on the financial condition, results of operations, properties, assets or liabilities (including contingent liabilities) of Seller, the Business or the Assets, except to the extent that any such facts, change, event, effect or occurrence results from: (a) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (b) changes, conditions or effects that affect the industries in which the Business operates; (c) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (d) the effect of any changes in applicable Laws or accounting rules, including GAAP; (e) any change, effect or circumstance resulting from the announcement of this Agreement; or (f) any United States or international political or social event or condition, including conditions caused by acts of terrorism or war (whether or not declared) or any man-made disaster or acts of God; so long as such changes identified in Section (a), (b) and (f) do not adversely affect the Seller, the Business or the Assets in a materially disproportionate manner relative to other similarly situated participants in the market or industries in which they operate.

“Net Working Capital” means Current Assets (excluding any Excluded Assets) less Current Liabilities (excluding any Excluded Liabilities) (which, for the avoidance of doubt, could be a negative number) determined in accordance with the accounting policies and procedures used in the preparation of the Reference Balance Sheet, as of 12:01 a.m., Central Time, on the Closing Date.

“Non-Assignable Contracts” means Assumed Contracts that require third-party consents for assignment that have not been obtained by Seller as of the Closing, but shall not include any Real Property Leases.

“Noncompete Period” means the period beginning on the Closing Date and continuing for a period of seven (7) years from the Closing Date.

“Ordinary Course of Business” an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a) is consistent in nature, scope and magnitude under the circumstances with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person under the circumstances; and

(b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority).

“Party” or “Parties” means, individually, Purchaser, Seller, or Shareholder, and, collectively, Purchaser, Seller, and Shareholder.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable; (b) Liens of carriers, warehousemen, mechanics, materialmen, and repairmen incurred in the Ordinary Course of Business and not yet delinquent; (c) in the case of the Leased Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected property by Seller; and (d) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

“Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, required under Section 10.2 to be executed and delivered by Purchaser in connection with the transactions contemplated hereby.

“Purchaser Closing Documents” shall mean the Purchaser Ancillary Documents other than the Transition Services Agreement, the MasterCard Services Agreement and the Money Transfer Services Agreement.

“Purchaser Indemnified Parties” means Purchaser and its members, officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Purchaser Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of facts, changes, events, effects or occurrences) that has, has had or is reasonably likely to have a materially adverse effect on the financial condition, results of operations, properties, assets or liabilities (including contingent liabilities) of Purchaser, except to the extent that any such facts, change, event, effect or occurrence results from: (a) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (b) changes, conditions or effects that affect the industries in which Purchaser operates; (c) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (d) the effect of any changes in applicable Laws or accounting rules, including GAAP; (e) any change, effect or circumstance resulting from the announcement of this Agreement; or (f) any United States or international political or social event or condition, including conditions caused by acts of terrorism or war (whether or not declared) or any man-made disaster or acts of God; so long as such changes identified in Section (a), (b) and (f) do not adversely affect Purchaser in a materially disproportionate manner relative to other similarly situated participants in the market or industries in which it operates.

“Purchaser’s Knowledge” or “to the knowledge of Purchaser” or any similar phrase means facts or circumstances known by any officer or director of Purchaser following the exercise of reasonable inquiry and diligence with respect to all relevant matters.

“Real Property Leases” means all leases of real property and similar agreements pursuant to which the Seller is the tenant or subtenant or the Shareholder is the tenant or the subtenant that solely relates to the Business. A list of all Real Property Leases is set forth on Schedule 4.5.

“Receivables” means Seller’s accounts receivable, notes receivable and other receivables as of the close of business on the Closing Date.

“Reference Balance Sheet” means the unaudited pro forma balance sheet of the Business at August 31, 2012.

“Registered Intellectual Property” means all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks; (c) registered copyrights and applications for copyright registration; (d) domain name registrations; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any Governmental Entity.

“Seller Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, required under Section 10.1 to be executed and delivered by Seller or Shareholder in connection with the transactions contemplated hereby.

“Seller Benefit Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained by Seller or to which Seller makes or has an obligation to make, contributions or with respect to which Seller has any liability or obligation.

“Seller Closing Documents” shall mean the Seller Ancillary Documents other than the Transition Services Agreement, the MasterCard Services Agreement and the Money Transfer Services Agreement.

“Seller Indemnified Parties” means Seller, Shareholder and their respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Seller Intellectual Property” means any Intellectual Property that is owned by or licensed exclusively to Seller or Shareholder and used in connection with the Business, including Seller Proprietary Software and Seller Registered Intellectual Property.

“Seller Licensed Intellectual Property” means any Intellectual Property that is licensed by Seller on a non-exclusive basis from any other Person, or licensed by Shareholder on a non-exclusive basis from any other Person and used solely in connection with the Business.

“Seller Licensed Software” means all Software licensed by Seller on a non-exclusive basis from any other Person, or licensed by Shareholder on a non-exclusive basis from any other Person and used solely in connection with the Business.

“Seller Proprietary Software” means all Software owned by or licensed exclusively to Seller or Shareholder and used to operate the Business or used in products and services marketed, licensed, sold or distributed to customers of Seller.

“Seller Registered Intellectual Property” means all of the Registered Intellectual Property owned by, filed in the name of, or licensed exclusively to Seller or Shareholder and used in connection with the Business.

“Seller Software” means Seller Licensed Software and Seller Proprietary Software.

“Seller Transition Services Intellectual Property and Software” means all Intellectual Property and Software (other than Seller Licensed Intellectual Property and Seller Licensed Software) licensed by Shareholder on a non-exclusive basis from any other Person for use in connection with both the Business and other business(es) of Shareholder, and that will be made available to Purchaser for a limited period of time following the Closing pursuant to the Transition Services Agreement.

“Seller’s Knowledge” or “to the Knowledge of Seller” or any similar phrase means all facts and circumstances actually known by: (i) the following Persons: Denise Flora, Bruce Larson, Paul Newman, Chris Gerst and Joshua Janovitz, following the exercise of reasonable inquiry and diligence with respect to all relevant matters and (ii) the following Persons (who are directors of Seller): John Wiehoff, Bryan Foe, Mark Walker and Chad Lindbloom.

“Shared Transaction Expenses” means the fees and expenses involved in hosting an electronic documentation site established by Merrill Corporation on behalf of Seller.

“Software” means any computer software, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all comments, documents and any procedural code.

“Target Working Capital” means an amount equal to $0.

“Taxes” means all taxes, assessments, charges, duties, fees, levies and other charges of a Governmental Entity, including income, franchise, capital stock, net worth, unclaimed property, escheat, real property, personal property, tangible, intangible, commercial activity, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, goods and services, value-added and all other taxes of any kind for which Seller or Purchaser may have any liability imposed by any Governmental Entity, whether disputed or not, and any related charges, interest or penalties imposed by any Governmental Entity.

“Tax Return” means any report, return, declaration or other information, in whatever form or medium, required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

“Territory” means the continent of North America, including the countries of the United States of America, Canada and the United Mexican States.

“Transferred Employee” means an employee of Seller who accepts an offer of employment from Purchaser and commences employment with Purchaser. Such employee shall be considered a Transferred Employee as of the time he or she first performs services for Purchaser on or after the Closing Date other than pursuant to the terms of the Transition Services Agreement as an employee leased to Purchaser pursuant thereto.

“Treasury Regulations” means the temporary and final income Tax regulations, promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Law.

“Working Capital Deficit” means (a) for purposes of the calculation under Section 3.2(b) at Closing, the amount by which the Net Working Capital set forth in the Preliminary Net Working Capital Statement (the “Net Working Capital Estimate”) is less than the Target Working Capital and (b) for purposes of the calculation under Section 3.3 after Closing, the amount by which the Net Working Capital as finally determined under Section 3.3 is less than the Net Working Capital Estimate.

“Working Capital Excess” means (a) for purposes of the calculation under Section 3.2(b) at Closing, the amount by which the Net Working Capital set forth in the Preliminary Net Working Capital Statement is greater than the Target Working Capital and (b) for purposes of the calculation under Section 3.3 after Closing, the amount by which the Net Working Capital as finally determined under Section 3.3 is greater than the Net Working Capital Estimate.

“Working Capital Schedule” means a statement of the Current Assets included in the Assets and the Current Liabilities included in the Assumed Liabilities as of 12:01 a.m., Central Time, on the Closing Date.

Section 1.2. Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Account Collateral	9.9(h)
Accounts	9.9(h)(i)
Account Schedule	9.9(b)(iv)
Account Transition Period	9.9(a)
Acquiror	9.4(b)(iii)
Assets	2.1
Assumed Contracts	2.1(d)
Assumed Liabilities	2.4(b)
Assumption Agreement	10.1(g)
Bill of Sale	10.1(b)
Business	Recitals
Closing Consents	10.1(h)
Excluded Assets	2.3
Excluded Contracts	2.4(c)(i)
Excluded Liabilities	2.4(a)
Fundamental Representations	11.4
Final Net Working Capital Statement Indemnifying Party	3.3(b) 11.3(a)
Independent Firm	3.3(c)
IRS	4.17(b)
Key Customers	4.24(a)

Key Merchants	4.24(a)
Leased Personal Property	2.1(c)
Lock Box	9.9(c)
Losses	11.1
MasterCard Services Agreement	10.1(c)
Material Customer Contracts	4.13(f)
Material Merchant Contracts	4.13(h)
Minimum Balance	9.9(b)(iv)
Money Transfer Services Agreement	10.1(d)
Net Working Capital Estimate	Working Capital Deficit Definition
Notice of Claim	11.3(c)
NQDC	4.17(h)
Open Source Code	4.22(d)
Owned Personal Property	2.1(c)
Permitted Acquired Business	9.4(b)(ii)
Permitted Acquisition Exercise Notice Permitted Acquisition Notice	9.4(b)(iii) 9.4(b)(iii)
Preliminary Net Working Capital Statement	3.2(b)
Purchase Price	3.1
Purchaser Right	9.4(b)(ii)
Purchaser	Preamble
Purchaser Basket	11.5(a)
Purchaser Cap	11.5(a)
Purchaser Group	7.1
Purchaser Group Health Plan	9.1(a)
Purchaser Working Capital Statement	3.3(a)
Records	2.1(k)
Required Consent	4.4
Restricted Employee	9.4(d)
Retained Account	9.9(a)
Seller	Preamble
Seller Basket	11.5(b)
Seller Cap	11.5(b)
Shareholder	Preamble
Shareholder Assets Specifically Excluded Liabilities	2.2 2.4(c)
Termination Date	12.1(a)(vi)
Third Party Claim	11.3(a)
Transfer Taxes	9.2
Transition Services Agreement	10.1(j)
UCC	9.9(h)

Section 1.3. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II

PURCHASE AND SALE

Section 2.1. Seller Agreement to Purchase and Sell. Subject to the terms and conditions hereof, at the Closing, Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, all right, title and interest of Seller in and to, except for the Excluded Assets, all of Seller’s assets, properties and rights of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, and wherever situated (such assets, properties and rights, being referred to as the “Assets”), free and clear of all Liens other than Permitted Liens. The Assets shall include, but not be limited to, Seller’s right, title and interest in and to the following assets, properties and rights of Seller, except for the Excluded Assets:

(a) cash (which will not be less than $24,300,000.00 in the aggregate at Closing), cash equivalents and marketable securities and all rights to any bank accounts or lock box accounts other than the bank accounts identified on Schedule 2.1(a);

(b) deposits, advances, letters of credit, pre-paid expenses and credits;

(c) fixed assets, vehicles, equipment, machinery, tools, furnishings, computer hardware and fixtures (i) owned by Seller, including, without limitation, those listed in Schedule 2.1(c)(1) (collectively, the “Owned Personal Property”), and (ii) leased by Seller, including, without limitation, those listed on Schedule 2.1(c)(2) (collectively, the “Leased Personal Property”);

(d) all Contracts required to be listed on Schedule 4.13 and any other Contracts to which Seller is a party that are not required to be listed on Schedule 4.13, including, without limitation, all of the rights of Seller under all Contracts pursuant to which Seller provides goods or services to any customer (collectively, together with each Contract listed on Schedule 2.2(c), the “Assumed Contracts”), in each case subject to Section 2.5;

(e) all Seller Intellectual Property and related goodwill, including the Seller Intellectual Property listed on Schedule 2.1(e);

(f) all Seller Proprietary Software, including the Seller Proprietary Software listed on Schedule 2.1(f)(1), and all of Seller’s rights in and to all Seller Licensed Software, including Seller Licensed Software listed on Schedule 2.1(f)(2) hereto (which list does not include Seller Licensed Software that is commercially available off-the-shelf software purchased or licensed for less than $25,000 per item);

(g) all domain names, including www.tchek.com, www.e-stop.com, www.tchekonline.com, www.rpmcash.com, www.eowneroperator.com and all websites relating thereto and all content therein;

(h) all causes of action, lawsuits, judgments, claims and demands of Seller, of any nature, against third parties, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Schedule 4.11;

(i) the Receivables, the proceeds thereof and any security therefor;

(j) all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights, including third party warranties and guarantees and all related claims, credits, rights of recovery and set-off as to third parties which are held by or in favor of Seller;

(k) Licenses, including those set forth on Schedule 4.26, but only to the extent such Licenses may be transferred to Purchaser under applicable Laws;

(l) any insurance proceeds or insurance awards receivable under Seller’s or Shareholder’s property and casualty insurance policies with respect to any of the Assets which arise from events occurring before the Closing Date but only to the extent that the loss giving rise to such proceeds or awards is not an Excluded Liability;

(m) all data or information concerning Seller or the Business of a proprietary or confidential nature (including trade secrets), information, files, correspondence, records, data, plans, reports, and recorded knowledge, including customer, supplier, customer purchasing history, price and mailing lists, and all accounting or other books and records of Seller in whatever media retained or stored, including computer programs, databases and disks (collectively, the “Records”); and

(n) all other assets, properties and rights of Seller of every kind, nature, character and description, whether real, personal or mixed and whether tangible or intangible, other than the Excluded Assets.

Notwithstanding anything to the contrary set forth herein, Seller shall not deliver any books and records related to employees or employment matters until the end of the Leased Employee Period (as defined in the Transition Services Agreement).

Section 2.2. Shareholder Agreement to Purchase and Sell. Subject to the terms and conditions hereof, at the Closing, Shareholder shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase from Shareholder, all right, title and interest of Shareholder in and to all of the following (such assets, properties and rights, being referred to as the “Shareholder Assets”), free and clear of all Liens other than Permitted Liens:

(a) the Seller Intellectual Property identified on Schedule 2.2(a) and all related goodwill;

(b) the Contracts for any of the Seller Intellectual Property, Seller Licensed Intellectual Property, Seller Licensed Software or Seller Proprietary Software that is licensed to Shareholder, which Contracts are listed on Schedule 2.2(b); and

(c) the Contracts listed on Schedule 2.2(c).

Section 2.3. Excluded Assets. Notwithstanding anything to the contrary set forth herein, the Assets shall not include the following assets, properties and rights of Seller or Shareholder (collectively, the “Excluded Assets”):

(a) ownership and other rights, trusts and assets with respect to Seller Benefit Plans, and all employee-related or employee-benefit related files and records;

(b) the articles of incorporation and bylaws, minute books, stock ledgers and stock records, and other records relating to the corporate organization or existence, and Tax Returns of Seller;

(c) the Contracts set forth on Schedule 2.4(c)(i);

(d) rights that accrue to Seller under this Agreement and any other agreement entered into in connection with the transactions contemplated hereby;

(e) Tax Returns, Tax-identification numbers, Tax assets and related books and records, and rights to refunds, credits, benefits, and prepayments of Taxes paid by Seller, whether paid directly by Seller or Shareholder, or indirectly by a third party on Seller’s behalf, regardless of whether such rights have arisen or hereafter arise;

(f) all causes of action, lawsuits, judgments, claims and demands of Seller, of any nature, against third parties relating to the Assets or the Business, whether choate or inchoate, known or unknown, contingent or noncontingent, arising by way of counterclaim related to any claim asserted by a third party that is an Excluded Liability;

(g) all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights, including third party warranties and guarantees and all related claims, credits rights of recovery and set-off as to third parties which are held by or in favor of Seller to the extent required to assert a counterclaim described in Section 2.3(f);

(h) except as expressly provided for in Section 2.1(l), all insurance policies (and any cash or surrender value thereon) and any coverage, rights, claims, refunds, rebates, awards and proceeds received under or in connection with such insurance policies;

(i) the real property leases listed on Schedule 2.3(i);

(j) all intercompany payables and receivables between or among Shareholder, Seller and their Affiliates;

(k) any Receivables that have been written off by Seller and are being collected by a third-party collection agency and the proceeds thereof, related claims and security therefor;

(l) the Seller Transition Services Intellectual Property and Software;

(m) pre-paid expenses with respect to employment-related costs (e.g., salary and wages) and expenses, including Taxes;

(n) Licenses of Seller that require third-party consent for assignment;

(o) those assets listed on Schedule 2.3(o); and

(p) all other assets, properties and rights of Shareholder that are not Shareholder Assets.

Section 2.4. Assumption of Assumed Liabilities; Excluded Liabilities.

(a) Except as provided in Section 2.4(b) or in the Transition Services Agreement, Purchaser shall not assume, in connection with the transactions contemplated hereby, any liability or obligation of Shareholder, Seller or the Business whatsoever, whether known or unknown, disclosed or undisclosed, accrued or hereafter arising, absolute or contingent, and Shareholder or Seller, as applicable, shall retain responsibility for and timely pay or satisfy all such liabilities and obligations (such liabilities and obligations, together with the Specifically Excluded Liabilities, the “Excluded Liabilities”).

(b) Effective as of the Closing, Purchaser shall assume the following liabilities and obligations of Seller and Shareholder and shall pay, perform and discharge when due the following liabilities and obligations of Seller and Shareholder (collectively, the “Assumed Liabilities”):

(i)	the liabilities and obligations of Seller and Shareholder under each Assumed Contract, to the extent such liabilities and obligations are not required to be performed on or prior to the Closing Date, are disclosed on the face of such Assumed Contract (or, with respect to any oral Contract, the material terms of which are described on Schedule 4.13), and accrue and relate to the operations of the Business subsequent to the Closing Date and to the extent that they do not arise in connection with any breach of such Contract by Seller or Shareholder before the Closing; and

(ii)	the Current Liabilities to the extent and in the amount reflected on the Final Net Working Capital Statement.

(c) Specifically, and without in any way limiting the generality of Section 2.4(a) the Assumed Liabilities shall not include, and in no event shall Purchaser assume, agree to pay, discharge or satisfy any liability or obligation hereunder or otherwise have any responsibility for any liability or obligation of Shareholder, Seller or the Business (together with all other liabilities that are not Assumed Liabilities, the “Specifically Excluded Liabilities”):

(i)	All liabilities and obligations of Seller and Shareholder (if any) under the Contracts of Seller which are not Assumed Contracts (the “Excluded Contracts”), including, without limitation, (1) any and all lease and service agreements related to the Leased Real Property and (2) any agreements listed on Schedule 2.4(c)(i);

(ii)	relating to any liability or obligation (including accounts payable) owed to Shareholder or any Affiliate of Seller or Shareholder;

(iii)	Taxes with respect to any period;

(iv)	any current liabilities related to employment-related costs (e.g. salary and wages) and expenses, including employment Taxes;

(v)	for indebtedness (except as set forth in Section 2.4(b)(ii)) or relating to guarantees of any indebtedness of any Person;

(vi)	relating to, resulting from or arising out of, (1) claims made against Seller or Shareholder in pending or future suits, actions, investigations or other legal, governmental or administrative proceedings or (2) claims against Seller or Shareholder based on violations of Law (including any Environmental Law, workers’ compensation, employment practices or health and safety matters), breach of Contract, or any other actual or alleged failure of Seller to perform any obligation (under any Law or Contract), in the case of clauses (1) and (2) above to the extent arising out of (w) acts or omissions of Seller or Shareholder that shall have occurred, (x) services performed by Seller or Shareholder or products sold by Seller or Shareholder, (y) the ownership or use of the Assets by Seller or Shareholder or (z) the operation of the Business by Seller or Shareholder, in each case before the Closing and in each case except to the extent and in the amount each such liability or obligation is included in the calculation of Current Liabilities in the Final Net Working Capital Statement;

(vii)	pertaining to any Excluded Asset relating to, resulting from or arising out of any non-Business operation of Seller or Shareholder or out of any former operation of Seller or Shareholder that has been discontinued;

(viii)	under or relating to any Employee Benefit Plan of Seller or any ERISA Affiliate including any obligation or liability thereunder to make any payment or payments to any Person, including any Governmental Entity, as a result of the transactions contemplated hereby, whether or not such liability or obligation arises prior to, on or following the Closing Date;

(ix)	arising or incurred in connection with the negotiation, preparation and execution hereof and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of Seller or Shareholder.

(d) Such Specifically Excluded Liabilities shall include all claims, actions, litigation and proceedings to the extent relating to any or all of the foregoing and to the extent arising out of any action or inaction of Seller or Shareholder before Closing, and all costs and expenses in connection therewith. Seller or Shareholder, as applicable, shall timely pay, perform and discharge all Excluded Liabilities.

Section 2.5. Non-Assignable Contracts. This Agreement shall not be deemed to constitute an undertaking to assign a Non-Assignable Contract if such consent or approval has not been given as of the Closing Date. Purchaser shall, for a period of twelve (12) months after the Closing Date or, if shorter, during the remaining term of each Non-Assignable Contract, use its Commercially Reasonable Efforts to, and Seller shall use Commercially Reasonable Efforts at Purchaser’s request to cooperate with Purchaser to: (a) obtain the consent of the third parties required thereunder to assign such Non-Assignable Contract to Purchaser; (b) to the extent permitted by Law, make the benefit of such Non-Assignable Contract available to Purchaser so long as Purchaser cooperates with Seller and promptly reimburses Seller for all payments made by Seller (with the prior approval of Purchaser) in connection therewith; and (c) enforce, at the request of Purchaser, and at the sole expense and for the account of Purchaser, any right of Seller arising under such Non-Assignable Contract against the other party or parties thereto (including the right to terminate any such Non-Assignable Contract in accordance with the terms thereof). Seller shall have no liability or obligation to Purchaser if Seller is unable to obtain any consent or approval. Purchaser shall pay, perform and discharge fully the liabilities and obligations of Seller under any such Non-Assignable Contract from and after the Closing with respect to the period that Purchaser receives the benefit of such Non-Assignable Contract. Except as set forth in Section 9.10, Seller shall not take any action or suffer any omission that limits, restricts or terminates in any material respect the benefits to Purchaser of such Non-Assignable Contract unless, in good faith and after consultation with and prior written notice to Purchaser, Seller is: (i) ordered to do so by a Governmental Entity of competent jurisdiction; or (ii) otherwise required to do so by Law; provided, however, that if any such order is appealable, Seller shall take such reasonable actions as are requested by Purchaser at the sole expense of Seller to file and pursue such appeal and to obtain a stay of such order. With respect to any such Non-Assignable Contract as to which the necessary approval or consent for the assignment or transfer to Purchaser is obtained following the Closing, Seller shall transfer such Non-Assignable Contract to Purchaser by execution and delivery of an instrument of conveyance reasonably satisfactory to Purchaser within five (5) Business Days following receipt of such approval or consent, and Purchaser shall assume and agree to pay, perform and discharge when due the liabilities and obligations under such Non-Assignable Contract in the same manner and to the same extent as described in Section 2.4(b)(i) (and such Non-Assignable Contract will then be considered an Assumed Contract for all purposes of this Agreement after such date).

ARTICLE III

PURCHASE PRICE; ADJUSTMENTS; ALLOCATIONS

Section 3.1. Purchase Price. Subject to adjustment pursuant to this Article III, the aggregate amount to be paid for the Assets (the “Purchase Price”) shall be Three Hundred Two Million Five Hundred Thousand Dollars ($302,500,000.00). In addition to the foregoing payment, as consideration for the sale, assignment, transfer and delivery of the Assets, Purchaser shall assume, pay and discharge when due the Assumed Liabilities.

Section 3.2. Payment of Purchase Price.

(a) On the Closing Date, Purchaser shall pay or cause to be paid to Seller an amount equal to (i) the Purchase Price (as adjusted pursuant to Section 3.2(b)), minus (ii) $62,500, plus (iii) fifty percent (50%) of the Shared Transaction Expenses.

(b) No later than five (5) Business Days prior to the Closing Date, Seller shall have delivered to Purchaser its good faith estimate of the Net Working Capital as of 12:01 a.m., Central Time, on the Closing Date, together with its calculation of the Working Capital Excess or Working Capital Deficit, if any (the “Preliminary Net Working Capital Statement”). Purchaser shall have promptly provided any comments it has to Sellers on such Preliminary Net Working Capital Statement following receipt from Sellers, which comments shall have adjusted the draft Preliminary Net Working Capital Statement, and the Purchase Price shall be increased by the amount of any Working Capital Excess estimated in the Preliminary Net Working Capital Statement or decreased by the amount of any Working Capital Deficit estimated in the Preliminary Net Working Capital Statement.

(c) All payments required under this Section 3.2 or any other provision hereof, including Section 3.3(d), shall be made in cash by wire transfer of immediately available funds to such bank account as shall be designated in writing by the Person to which the applicable payment is due.

Section 3.3. Adjustment of Purchase Price.

(a) Within ninety (90) days following the Closing Date, Purchaser shall prepare and deliver to Seller the Purchaser’s calculation, set forth in reasonable detail, of the actual Net Working Capital and any Working Capital Deficit or Working Capital Excess, if any (the “Purchaser Working Capital Statement”).

(b) Seller shall have thirty (30) days following receipt of the Purchaser Working Capital Statement delivered pursuant to Section 3.3(a) during which to notify Purchaser of any dispute of any item contained therein, which notice shall set forth in reasonable detail the basis for such dispute and Seller’s calculation of Net Working Capital and any Working Capital Deficit or Working Capital Excess, if any. During such 30-day period, Purchaser shall grant Seller and its accountants, at Seller’s expense, reasonable access to all books, records, facilities, work papers, schedules and calculations used in the Purchaser’s preparation of the Purchaser Working Capital Statement; provided, that, Seller and its accountants (if Seller’s accountants will be provided such access) will execute customary access letters in favor of Purchaser’s accountants if access to any work papers or reports of Purchaser’s accounts is requested. Purchaser and Seller shall cooperate in good faith to resolve any such dispute as promptly as possible, and upon such resolution, the Final Working Capital Statement shall be prepared in accordance with the written agreement of Purchaser and Sellers. In the event Sellers do not notify Purchaser of any such dispute within such thirty (30)-day period or notifies Purchaser in writing within such period that it does not dispute any item contained therein, the Purchaser Working Capital Statement delivered pursuant to Section 3.3(a) and Purchaser’s calculation of the Working Capital Deficit or Working Capital Excess, if any, shall be final and binding upon the Parties and shall become the final Net Working Capital Statement (the “Final Net Working Capital Statement”) upon the expiration of such thirty (30)-day period (or upon the receipt of Seller’s earlier written notice if there is no dispute).

(c) In the event Purchaser and Seller are unable to resolve any dispute regarding the Purchaser Working Capital Statement delivered pursuant to Section 3.3(a) within fifteen (15) days following Purchaser’s receipt of notice of such dispute from Seller, the dispute shall be referred to the New York office of an independent “Big Four” accounting firm to be agreed upon by Purchaser and Seller (the “Independent Firm”), provided, however, that if Purchaser and Seller cannot agree upon the Independent Firm within fifteen (15) days following Purchaser’s receipt of notice of such dispute from Seller, the Independent Firm shall be Grant Thornton LLP. Each of Seller and Purchaser agrees to execute, if requested by the Independent Firm, an engagement letter containing reasonable and customary terms. The Independent Firm shall make its determination with respect to such dispute within thirty (30) days of its appointment or as soon as is reasonably practicable by conducting the Independent Firm’s own review and verification of the Purchaser Working Capital Statement and Seller’s calculations of the Net Working Capital and any Working Capital Deficit or Working Capital Excess, and thereafter selecting either the Purchaser’s calculations of any amounts in dispute (as set forth in the Purchaser Working Capital Statement delivered by Purchaser in the 90-day period set forth in Section 3.3(a)) or the Seller’s calculations of the Net Working Capital and any Working Capital Deficit or Working Capital Excess (as set forth in Seller’s written notice delivered to Purchaser during the 30-day period set forth in Section 3.3(b)) or an amount in between the two. In making such determination, the Independent Firm shall consider only those items or amounts in the Purchaser Working Capital Statement and Seller’s calculations of the Net Working Capital and any Working Capital Deficit or Working Capital Excess as to which Purchaser and Seller have disagreed and only to the extent of such disagreement. The Independent Firm shall act as an arbitrator and its determination of the Final Net Working Capital Statement shall be final, binding and conclusive as between the parties, absent fraud or manifest error. The Seller and the Purchaser shall each pay their own costs and expenses incurred under this Section 3.3. The Independent Firm’s fees and expenses shall be borne by Seller, on the one hand, and the Purchaser, on the other hand, in such proportion as is appropriate to reflect the relative benefits received by the Seller and the Purchaser from the resolution of the dispute. For example, if the difference between Purchaser’s calculation of Net Working Capital and Seller’s calculation of Net Working Capital is $500,000 but the Independent Accounting Firm determines that Net Working Capital is $200,000 more than Purchaser’s calculation, then Purchaser shall pay 40% of the fees and expenses of the Independent Firm and Seller shall pay 60% of such fees and expenses.

(d) Upon determination of the final and binding Final Net Working Capital Statement, within five (5) Business Days, Sellers will pay to Purchaser an amount equal to any Working Capital Deficit and Purchaser will pay to Seller an amount equal to any Working Capital Excess.

Section 3.4. Allocation of Purchase Price. Seller and Purchaser agree to allocate the Purchase Price in accordance with Section 1060 of the Code. Seller and Purchaser agree that Purchaser shall prepare and provide to Seller a draft allocation of the Purchase Price among the Assets within ninety-five (95) days after the Closing Date. Seller shall notify Purchaser within thirty (30) days of receipt of such draft allocation of any objection Seller may have thereto.

Seller and Purchaser agree to resolve any disagreement with respect to such allocation in good faith. In addition, Seller and Purchaser hereby undertake and agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code, and shall use the allocation determined pursuant to this Section 3.4 in connection with the preparation of IRS Form 8594 as such form relates to the transactions contemplated by this Agreement. Neither Seller nor Purchaser shall file any Return or other document or otherwise take any position which is inconsistent with the allocation determined pursuant to this Section 3.4 except as may be adjusted by subsequent agreement following an audit by the IRS or by court decision.

Section 3.5. Allocation of Taxes. Any personal property and ad valorem property Taxes shall be apportioned at the Closing based upon the amounts set forth in the current tax bills therefor and the number of days in the taxable period prior to (and including) the Closing Date and in the taxable period following the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

Seller and Shareholder jointly and severally represent and warrant to Purchaser as follows:

Section 4.1. Organization.

(a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (as listed in Schedule 4.1(a)) and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth on Schedule 4.1(a), Seller is duly qualified or registered as a foreign corporation to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure to be so qualified or registered would not have a Material Adverse Effect. Seller has heretofore made available to Purchaser true, correct and complete copies of its articles of incorporation and bylaws as currently in effect and its corporate record books with respect to actions taken by its shareholder and board of directors. Schedule 4.1(a) contains a true, correct and complete list of the jurisdictions in which Seller is qualified or registered to do business as a foreign corporation.

(b) Seller does not own, directly or indirectly, any capital stock or other equity, securities or ownership interests in any Person.

(c) Shareholder owns all of the issued and outstanding shares of capital stock of Seller. There are no outstanding options, warrants, conversion rights, subscriptions or other rights entitling any Person to acquire or receive, or requiring Seller to issue, any shares of its capital stock or securities convertible into, or exchangeable for, such shares of capital stock. There are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to Seller.

Section 4.2. Authorization. Seller has all necessary corporate power and authority to execute and deliver this Agreement and the Seller Ancillary Documents and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Ancillary Documents by Seller and the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement and each of the Seller Ancillary Documents have been duly executed and delivered by Seller and do or shall, as the case may be, constitute the valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3. Absence of Restrictions and Conflicts. The execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Documents, as applicable, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, (a) contravene or conflict with any term or provision of the articles of incorporation or bylaws of Seller, (b) except as indicated on Schedule 4.3, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to modify any Assumed Contract required to be listed on Schedule 4.13, in a manner that would be material to Seller or the Business, or create in any party the right to terminate or cancel any Assumed Contract required to be listed on Schedule 4.13, (c) contravene or conflict with any judgment, decree or order of any Governmental Entity to which Seller is a party or by which Seller or any of the Assets are bound, (d) contravene or conflict with in any material respect any Law or arbitration award applicable to Seller or the Business, or (e) result in the creation or imposition of any Lien on any Asset.

Section 4.4. Required Consents. Schedule 4.4 sets forth each consent, approval, notification, waiver, authorization or filing (each, a “Required Consent” and collectively, the “Required Consents”) under any applicable Law, License or Assumed Contract required to be listed on Schedule 4.13 to which Seller is a party or listed on Schedule 2.2(c) to which Shareholder is a party, in each case that is necessary with respect to the execution, delivery and performance of this Agreement or the Seller Ancillary Documents to avoid a breach or violation of, or giving rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit under any such Law, License or Assumed Contract, in each case that would be material to Seller or the Business. Except as set forth on Schedule 4.4 and except for such consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained, would not have a Material Adverse Effect, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to Seller in connection with the execution, delivery or performance of this Agreement or the Seller Ancillary Documents.

Section 4.5. Real Property. Schedule 4.5 sets forth a list of all Real Property Leases and the street addresses of each Leased Real Property. The Real Property Leases are in full force and effect and are valid, binding and enforceable against Seller and, to the Knowledge of the

Seller, the parties thereto in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Seller does not own any real property.

Section 4.6. Personal Property. Except as set forth on Schedule 4.6(a), all equipment and other items of tangible personal property and assets included in the Assets are free of material defects, in good operating condition and in a state of good maintenance and repair, in each case ordinary wear and tear excepted. Except as set forth on Schedule 4.6(a), all of the Assets are in the possession of Seller. Schedule 4.6(a) sets forth the location of any tangible personal property included in the Assets that is not located at the Leased Real Property, except for card readers located at merchant locations and laptops, computer hardware and other related personal property with employees of the Seller. No Person other than Seller owns any equipment or other tangible personal property or asset that is necessary to the operation of the Business as currently conducted, except for the leased equipment, property or Assets listed on Schedule 4.6(b). Since the date of the Reference Balance Sheet, Seller has not sold, transferred or disposed of any Assets, other than sales of inventory in the Ordinary Course of Business.

Section 4.7. Sufficiency of and Title to Assets. Except for the Excluded Assets, any Intellectual Property and the assets set forth on Schedule 4.7(a), the Assets and the Shareholder Assets constitute all of the assets (whether real, personal or mixed and whether tangible or intangible) necessary and sufficient to permit Seller to conduct the operations of the Business in accordance with Seller’s past practices. Except for the assets set forth on Schedule 4.7(b), Seller has (and shall convey to Purchaser at the Closing) good and valid title to or, in the case of leased personal property, valid leasehold interests in the Assets, or, in the case of any Seller Intellectual Property that is licensed to Seller and the Seller Licensed Intellectual Property, valid licenses to the Assets, free and clear of all Liens except Permitted Liens.

Section 4.8. Financial Statements.

(a) Schedule 4.8 contains true and correct copies of the Financial Statements. The Financial Statements have been prepared in accordance with GAAP and have been prepared from, and are consistent with, the books and records of Seller in all material respects, which books and records have been maintained on a basis consistent with the past practice of Seller in all material respects; provided, however, that the Financial Statements lack footnotes and other presentation items and each of the Financial Statements that is not a year-end Financial Statement is subject to normal year-end adjustments. Each balance sheet included in the Financial Statements (including the related notes and schedules) fairly presents in all material respects the financial position of the Business as of the date of such balance sheet, and each statement of income and cash flows included in the Financial Statements (including the related notes and schedules) fairly presents in all material respects the results of operations and changes in cash flows, as the case may be, of the Business for the periods set forth therein. Since the date of the Reference Balance Sheet, there has been no change in any accounting (or tax accounting) policy, practice or procedure of Seller.

(b) Seller maintains books and records that fairly reflect, in all material respects, its assets, liabilities, revenues and expenses, and maintains proper and adequate internal accounting controls that are sufficient to provide reasonable assurance that (i) transactions are executed in accordance with any necessary management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis, and (iv) revenues and expenses are recorded accurately, and proper and adequate procedures are implemented to effect the payment thereof on a current and timely basis.

Section 4.9. No Undisclosed Liabilities. There are no debts, liabilities or obligations of Seller required to be reflected on a balance sheet prepared in accordance with GAAP, except for:

(a) liabilities and obligations fully reflected, reserved for or provided for in the Reference Balance Sheet;

(b) liabilities and obligations incurred in the Ordinary Course of Business, since the date of the Reference Balance Sheet;

(c) liabilities and obligations arising after Closing under Contracts which are not attributable to any failure by Seller to comply with the terms thereof or failure to comply with any express or implied warranty; and

(d) liabilities and obligations under this Agreement or the Seller Ancillary Documents.

Section 4.10. Absence of Certain Changes. Except as contemplated by this Agreement or as set forth on Schedule 4.10, since the date of the Reference Balance Sheet until the date of this Agreement, there has not been any:

(a) Material Adverse Effect;

(b) damage, destruction, loss or casualty to property or assets of Seller (including the Assets) with an individual value in excess of $50,000;

(c) transaction with a third party outside of the Ordinary Course of Business where a payment obligation has been made by Seller in excess of $50,000;

(d) sale, assignment, exclusive license or transfer of a material portion of the tangible Assets, taken as a whole, except in the Ordinary Course of Business;

(e) Contract entered into that would be required to be included in Schedule 4.23;

(f) material increase in the salary or wages of any employees or contractors of Seller, or introduction or material modification of any employee or contractor incentive or bonus plan; or

(g) agreement to take any of the foregoing actions.

Section 4.11. Legal Proceedings. Except as listed on Schedule 4.11, there is no suit, action, claim, arbitration, proceeding or investigation pending or, to the Knowledge of Seller, threatened against Seller, Shareholder, or the Assets before any Governmental Entity that would reasonably be expected to have a Material Adverse Effect on the Assets. No suit, action, claim, proceeding or investigation pending or, to the Knowledge of Seller, threatened against Seller, Shareholder, or the Assets before any Governmental Entity, if finally determined adversely, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Assets. Except as listed on Schedule 4.11 or in connection with proceedings in the Ordinary Course of Business for the application and prosecution of Intellectual Property with any Governmental Entity, neither Seller nor Shareholder is (a) a named party in any judgment, decree, injunction, rule or order of any court or arbitration panel related to the Assets that would reasonably be expected to have a Material Adverse Effect on the Assets or (b) to the Knowledge of Seller, subject to any judgment, decree, injunction, rule or order of any court or arbitration panel related to the Assets that would reasonably be expected to have a Material Adverse Effect on the Assets.

Section 4.12. Compliance with Law. Except as listed on Schedule 4.12, Seller is and since January 1, 2010 has been in compliance with all applicable Laws in all material respects. Seller has not received any written notice that it is under investigation with respect to, and, to the Knowledge of Seller, is not otherwise now under investigation with respect to, a material violation of any applicable Law; (b) Seller is not a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Governmental Entity (other than in connection with proceedings in the Ordinary Course of Business for the application and prosecution of Intellectual Property); and (c) Seller has filed all material reports and has all material Licenses required to be filed with any Governmental Entity on or prior to the date hereof.

Section 4.13. Contracts. Each correspondingly lettered section of Schedule 4.13 sets forth a true, correct and complete list of the following Contracts to which Seller is a party that is either currently in force, or under which Seller has continuing liabilities and/or obligations, related to the Business (other than any Seller Benefit Plans and the insurance policies on Schedule 4.19):

(a) Contracts, other than this Agreement, that (i) limit or restrict Seller or any employees, agents or representatives of Seller (in their capacity as such) from engaging in any business or other activity in any jurisdiction; or (ii) create or purport to create any exclusive relationship or arrangement or contain a “most favored nations” provision;

(b) Contracts that provide for any payment or benefit as a result of the execution hereof or the Closing or as a result of the consummation of the transactions contemplated hereby, including accelerated vesting or other similar rights;

(c) Contracts granting to any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any assets of Seller;

(d) Contracts (i) with respect to Seller Intellectual Property licensed or transferred to any third party (other than Contracts with customers entered into in the Ordinary Course of Business on Seller’s standard form document), or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to Seller (other than commercially available off-the-shelf software purchased or licensed for less than $25,000 per item, non-exclusive licenses to Intellectual Property relating to credit card providers or transaction processing which licenses are included in Contracts otherwise required to be listed on Schedule 4.13 and non-negotiated licenses to Intellectual Property embedded in equipment or fixtures);

(e) joint venture or partnership Contracts or Contracts entitling any Person to any profits, revenues or cash flows of Seller or the Business or requiring payments or other distributions based on such profits, revenues or cash flows;

(f) Contracts with those Customers that represent the top 50% of the revenue of all Customers of the Seller for the fiscal year ended December 31, 2011 and with those Customers that represent the top 50% of the revenue of all Customers of the Seller for the six (6) month period ended June 30, 2012 (the identity of such Customers being determined based on the total dollar amount of revenues attributable to such Customers for each such period) (the “Material Customer Contracts”);

(g) Contracts with any Governmental Entity;

(h) Contracts with those merchants of Seller that represent the one hundred (100) largest merchants of Seller for the period beginning on January 1, 2011 to December 31, 2011, and for the period beginning on January 1, 2012 to the six (6) month period ended June 30, 2012 (the identity of such merchants being determined based on the total dollar amount of revenues attributable to such merchants) (the “Material Merchant Contracts”); and

(i) Contracts (other than those described in subsections (a) through (h) of this Section 4.13 and other than Contracts with Customers or merchants of the Seller) to which Seller is a party or by which its properties or assets are bound involving an annual commitment or annual payment to or from Seller of more than $50,000 individually or the loss of which would be reasonably likely to result in a Material Adverse Effect.

With respect to each oral Contract required to be listed on Schedule 4.13, Schedule 4.13 sets forth a summary of the material terms of such Contract.

Section 4.14. Assumed Contracts. True, correct and complete copies of all Contracts required to be listed on Schedule 4.13 or listed on Schedule 2.2(c) that are Assumed Contracts (“Material Contracts”) have been provided to Purchaser, except for any oral Contracts with merchants, of which the material terms are described on Schedule 4.13. The Assumed Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to Seller and Shareholder (to the extent each is a party thereto), and to the Knowledge of Seller, each other party thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). There is no existing material default or material breach of Seller or Shareholder under any Assumed Contract (or event or condition that, with notice or lapse of time or both would constitute a material default or material breach) and, to the Knowledge of Seller, there is no such material default (or event or condition that, with notice or lapse of time or both, would constitute a material default or material breach) with respect to any third party to any Assumed Contract. Except for any oral Assumed Contract the material terms of which are described on Schedule 4.13, there is no term, obligation, understanding or agreement that would modify any term of an Assumed Contract or any right or obligation of a party thereunder which is not reflected on the face of such Assumed Contract. Seller is and the Business has been conducted by Sellers in material compliance with all applicable rules, procedures, policies, and regulations of Comerica Bank, MasterCard International Incorporated, and the Payment Card Industry Data Security Standard (in each case to the extent required of Sellers by Contract, Comerica Bank or MasterCard International Incorporated), including without limitation all such rules and regulations contained in the MasterCard Member Service Provider Rules Manual.

Section 4.15. Tax Returns; Taxes. Except as provided in Schedule 4.15:

(a) Seller, or Shareholder on behalf of Seller, has timely filed all material Tax Returns required to be filed on or before the date hereof. All Tax Returns filed by, on behalf of, or with respect to Seller are complete and correct in all material respects as related to the Business.

(b) All material Taxes for which Seller has or could have any liability related to the Business (whether or not shown on any Tax Return) have been timely paid in full or are accrued as liabilities for Taxes on the books of Seller. None of the Tax Returns filed by the Seller contain or were required to contain a disclosure statement under former Section 6661 of the Code or current Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). The Sellers have not, with respect to Seller, entered into any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b).

(c) The amounts so paid, together with all amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable but excluding any accrual to reflect timing differences between book and Tax income) on the books of Seller, are adequate based on the tax rates and applicable Laws in effect to satisfy all liabilities for Taxes of Seller in any jurisdiction through the Closing Date, including Taxes accruable upon income earned through the Closing Date. No deficiencies related to the Business for Taxes of Seller have been claimed, proposed or assessed by any Governmental Entity for which the Seller would reasonably be expected to have any liability. There are no pending or, to Seller’s Knowledge, threatened audits, suits, proceedings, actions, investigations or claims for or relating to any liability of Seller related to the Business in respect of Taxes. No power of attorney has been executed by Seller and is currently in force with respect to any Tax matter related to the Business.

(d) Except as set forth on Schedule 4.15(d), there are no current extensions of time in effect with respect to the dates on which any Tax Returns were or are due to be filed by or with respect to Seller related to the Business. Neither Shareholder nor Seller has waived any statute of limitation with respect to any Tax with respect to Seller or agreed to any extension of time with respect to a Tax assessment or deficiency with respect to the Business.

(e) All Tax deficiencies asserted as a result of any examination by a Governmental Entity of a Tax Return of Seller of or with respect to the Business have been timely paid in full, accrued on the books of Seller or finally settled.

(f) No written claim has ever been made against or with respect to Seller by any Governmental Entity in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation in such jurisdiction.

(g) Seller has withheld and timely paid (or will pay prior to Closing) all Taxes required to have been paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder thereof or other third party.

(h) There are no outstanding waivers or agreements between any Governmental Entity and Seller for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by Seller or any other matter pending between Seller and any Governmental Entity related to the Business.

(i) There are no Liens for Taxes with respect to any of Seller’s Assets, nor is there any such Lien that is pending or, to the Knowledge of Sellers, threatened, except for Permitted Liens.

(j) None of the Assumed Liabilities, if any, is an obligation to make a payment that will not be deductible in whole or in part under Section 280G.

(k) Seller is not a party to or bound by any Tax allocation or sharing agreement that will be in effect following the Closing.

(l) Seller has not been a member of an “affiliated group” of corporations (within the meaning of Section 1504 of the Code) filing a consolidated federal income tax return (other than a group the common parent of which is Shareholder).

(m) Seller is not and has never been a “personal holding company” within the meaning of Section 542 of the Code and is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(n) None of the Assets or the Shareholder Assets constitute “taxable Canadian property” (for purposes of the Income Tax Act (Canada)) other than taxable Canadian property that is “treaty-exempt property” of Seller or Shareholder, as the case may be (for purposes of subsection 116(6) of the Income Tax Act (Canada)).

(o) Each of Seller and Shareholder is a resident of the United States of America for purposes of the Canada-U.S. Tax Treaty (the “Treaty”), and each is a “qualifying person” for purposes of Article XXIX-A of the Treaty.

Section 4.16. Solvency. Seller has not stopped or suspended payment of its debts (excluding trade payables disputes arising in the Ordinary Course of Business), become unable to pay its debts when due or otherwise become insolvent in any jurisdiction. Seller is not the subject of any pending, rendered or, to Seller’s Knowledge, threatened insolvency proceedings of any character. Seller has not made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings.

Section 4.17. Seller Benefit Plans.

(a) Schedule 4.17(a) contains a true, correct and complete list of each Seller Benefit Plan.

(b) With respect to each Seller Benefit Plan identified on Schedule 4.17(a), Seller has heretofore delivered or made available to Purchaser true, correct and complete copies of the plan documents and any amendments thereto (or, in the event the plan is not written, a written description thereof), any related trust, insurance contract or other funding vehicle, any summary plan descriptions required under all applicable Laws, the most recent determination or opinion letter received from the Internal Revenue Service (“IRS”) with respect to each current Seller Benefit Plan intended to qualify under Code Section 401, and the two (2) most recent annual reports (Form 5500) filed with the IRS or U.S. Department of Labor and financial statements (if applicable), and the three (3) most recent actuarial reports or valuations (if applicable).

(c) Each Seller Benefit Plan has been operated and administered in all material respects in accordance with its terms and in all material respects in compliance with all Applicable Benefit Laws. Seller has performed and complied in all material respects with all of its obligations under or with respect to Seller Benefit Plans. Seller has not incurred, and no fact exists that reasonably would be expected to result in, any liability to Seller with respect to any Seller Benefit Plan, including any liability, tax, penalty or fee under any Applicable Benefit Law (other than to pay premiums, contributions or benefits in the Ordinary Course of Business). There are no current or, to the Knowledge of Seller, threatened or reasonably foreseeable Liens on any assets of any Seller Benefit Plan.

(d) With respect to each Seller Benefit Plan, there has not occurred any non-exempt “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA that would subject Purchaser to any material liability or create a Material Adverse Effect on the Business. No Employee Benefit Plan of Seller or an ERISA Affiliate is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, and no Employee Benefit Plan or Seller of an ERISA Affiliate is or was a “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA), nor has Seller or any of its ERISA Affiliates ever sponsored, maintained, contributed to, or had any liability or obligation with respect to, any such Employee Benefit Plan.

(e) To the Knowledge of Seller, no fact or circumstance exists that would adversely affect the tax-exempt status of a Seller Benefit Plan that is intended to be tax-exempt. Further, each such plan intended to be “qualified” within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination or opinion letter with respect to all Applicable Benefits Laws on which the IRS will issue a favorable determination letter on its qualification, and to the Knowledge of Seller, nothing has occurred subsequent to the date of such favorable determination letter that could adversely affect the qualified status of any such plan.

(f) All contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due with respect to each Seller Benefit Plan have been made within the time periods prescribed by ERISA and the Code, and all contributions and premium payments for any period ending on or before the Closing Date that are an obligation of Seller and not yet due have either been made to such Seller Benefit Plan, or have been accrued on the Financial Statements.

(g) Except as set forth on Schedule 4.17(g), no Seller Benefit Plan covering the current Employees of the Business provides or has ever provided welfare benefits, including death, medical or health benefits (whether or not insured), after an employee’s termination of employment, and Seller has no liabilities (contingent or otherwise) with respect thereto other than (A) continuation coverage required pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA, and the regulations thereunder, and any other Applicable Benefit Laws, or (B) benefits the full cost of which is borne by the current or former employee (or the employee’s beneficiary).

(h) Schedule 4.17(h) identifies each Seller Benefit Plan covering the current employees of the Business that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (and the regulations thereunder) and associated Treasury Department guidance (each a “NQDC Plan”). With respect to each NQDC Plan, it either (A) has been operated in all material respects in compliance with Code Section 409A since January 1, 2005, or if later, the date the NQDC Plan was first subject to Section 409A of the Code, or (B) does not provide for the payment of any benefits that have or will be deferred or vested after December 31, 2004 and since October 3, 2004, it has not been “materially modified” within the meaning of Section 409A of the Code and associated Treasury Department guidance.

Section 4.18. Labor Relations.

(a) Seller is not a party to or bound by any collective bargaining agreement or other agreement or obligation of any sort with any labor union, and no collective bargaining agreement is currently being negotiated. There are no strikes or other work stoppages involving any employees of Seller and there are no labor disputes by any labor organization in progress or pending or, to the Knowledge of Seller, threatened against Seller. Seller has not encountered any labor union organizing activity, nor had any actual, or to the Knowledge of Seller, threatened employee strikes, work stoppages, slowdowns or lockouts. Seller is in compliance in all material respects with Labor Laws and related regulations. Seller is not a party to, or otherwise bound by, any consent decree, settlement agreement, or conciliation agreement with any Government Entity relating to its employees or employment practices applied to its employees. There are no charges of unfair labor practices, discrimination claims or other claims relating to any labor, safety or employment matters involving any employee of Seller pending or, to Seller’s Knowledge, threatened against Seller before any Governmental Entity that would reasonably be expected to have a Material Adverse Effect on the Assets.

(b) Schedule 4.18(b) lists the name, job title, job site, date of Employment Loss (as defined under the WARN Act), and type of Employment Loss of each employee of Seller who has experienced an Employment Loss in the ninety (90) days preceding the date of this Agreement (excluding employees who are employed for an average of fewer than twenty (20) hours per week or who have been employed for fewer than six (6) of the twelve (12) months preceding the date of this Agreement).

Section 4.19. Insurance Policies. Schedule 4.19 contains a true, correct and complete list of all insurance policies carried by or for the benefit of Seller, specifying the insurer, the amount and type of coverage, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid for the current year. All insurance policies and bonds set forth on Schedule 4.19 with respect to the Business and Assets are in full force and effect and shall be maintained by Seller in full force and effect for their term as they apply to any matter, action or event relating to the Business occurring until the Closing Date and Seller has not reached or exceeded its policy limits for any insurance policy in effect at any time during the past three (3) years.

Section 4.20. Environmental, Health and Safety Matters. Seller has complied with all Environmental Laws.

Section 4.21. Intellectual Property.

(a) Schedule 4.21(a) sets forth a true, correct and complete list of all Seller Registered Intellectual Property.

(b) Schedule 4.21(b) sets forth a true, correct and complete list of all Seller Proprietary Software.

(c) Schedule 4.21(c) sets forth a true, correct and complete list of all Seller Licensed Software (other than Seller Licensed Software that is commercially available off-the-shelf software purchased or licensed for less than $25,000 per item).

(d) Schedule 4.21(d) sets forth a true, correct and complete list of all material Seller Intellectual Property other than Seller Intellectual Property set forth in Schedules 4.21(a) or 4.21(b).

(e) Schedule 4.21(e) sets forth a true, correct and complete list of all Contracts to which Seller or Shareholder is a party relating to Seller Licensed Intellectual Property (other than Seller Licensed Software that is commercially available off-the-shelf software purchased or licensed for less than $25,000 per item, non-exclusive licenses to Intellectual Property relating to credit card providers or transaction processing which licenses are included in Material Contracts otherwise required to be listed on Schedule 4.13 and non-negotiated licenses to Intellectual Property embedded in equipment or fixtures).

(f) Schedule 4.21(f) sets forth a true, correct, and complete list of all Seller Transition Services Intellectual Property and Software (other than Seller Transition Services Intellectual Property and Software that is commercially available off-the-shelf software purchased or licensed for less than $25,000 per item). Other than the Seller Transition Services Intellectual Property and Software, collectively the Seller Intellectual Property, Seller Licensed Intellectual Property and Seller Software constitute all Intellectual Property and Software necessary and sufficient to permit Seller to conduct the operations of the Business in accordance with Seller’s past practices; provided that the Seller’s sole and exclusive representations and warranties with respect to infringement, misappropriation or conflict with any rights of any Person in respect of Intellectual Property are set forth in Section 4.21(h).

(g) Except for Permitted Liens, all Seller Intellectual Property purported to be owned by Seller is owned exclusively by Seller except as set forth in Schedule 4.21(g). Seller or Shareholder, as applicable, holds the right to use all Seller Intellectual Property for the life thereof (or for the period set forth in the applicable Contract) in connection with the Business as currently conducted, free from any (i) Liens (subject to the terms and conditions of any exclusive licenses to Seller or Shareholder and Permitted Liens) and (ii) requirement of any past, present or future royalty payments, license fees, charges or other payments, except as set forth in Schedule 4.21(g). Immediately after the Closing and except with respect to Non-Assignable Contracts as listed on Schedule 4.21(g), Purchaser shall own or have licensed to it all Seller Intellectual Property free from Liens (subject to any applicable exclusive licenses and any Permitted Liens surviving after Closing) and on the same terms and conditions as in effect prior to the Closing.

(h) To the Knowledge of Seller, neither the conduct of the Business as currently conducted nor the Seller Proprietary Software owned by Seller or Shareholder infringe, misappropriate or otherwise conflict with any patent or trademark rights of any Person in respect of Intellectual Property. Neither the conduct of the Business as currently conducted nor the Seller Proprietary Software owned by Seller or Shareholder infringe, misappropriate or otherwise conflict with any rights (other than any patent or trademark rights) of any Person in respect of Intellectual Property. To the Knowledge of Seller, no Seller Intellectual Property owned by Seller or Shareholder is being made available for use by any Person without a written license from Seller or Shareholder (as applicable).

(i) Since January 1, 2010, no written claim or demand of any Person has been made against Seller or Shareholder or, to the Knowledge of Seller, threatened, nor is there any litigation that is pending or, to the Knowledge of Seller, threatened, that (i) challenges the rights of Seller or Shareholder in respect of Seller Intellectual Property, or (ii) asserts that Seller or Shareholder is infringing or otherwise in conflict with, or is required to pay any royalty, license fee, charge or other amount in regard to, any Intellectual Property. Without limiting the foregoing, no interference, opposition, reissue, reexamination, or other proceeding is pending or, to the Knowledge of Seller, threatened against Seller or Shareholder or involves the Seller Intellectual Property (excluding for this purpose any property of a third party), in which the scope, validity, or enforceability of any of such Seller Intellectual Property is being or, to the Knowledge of the Seller, would reasonably be expected to be contested or challenged.

(j) The Seller Registered Intellectual Property owned by Seller or Shareholder has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, and remains in full force and effect.

(k) All Seller Intellectual Property which Seller or Shareholder purport to own was developed as a work for hire by (i) an employee of Seller or Shareholder, as applicable, working within the scope of his or her employment at the time of such development, or (ii) agents, consultants, contractors or other Persons who have executed enforceable instruments of assignment in favor of Seller or Shareholder, as applicable, as assignee that have conveyed to Seller or Shareholder, as applicable, ownership of all Intellectual Property rights in such Seller Intellectual Property.

(l) To the Knowledge of Seller, no Person has infringed or misappropriated or is infringing or misappropriating any Seller Intellectual Property owned by Seller or Shareholder.

(m) Except as expressly set forth elsewhere in this Agreement (including Section 4.7), Sections 4.21 and 4.22 constitute the sole and exclusive representations and warranties of the Seller with respect to any matters relating to Intellectual Property.

Section 4.22. Software.

(a) Except for Permitted Liens, and except as set forth in the applicable Contract for Seller Proprietary Software licensed to Seller, either Seller or the Shareholder has all right, title and interest in and to the Seller Proprietary Software and all Intellectual Property rights in the Seller Proprietary Software. Since January 1, 2010, neither the Seller nor the Shareholder has received any written notice from any third party claiming any right, title or interest in Seller Proprietary Software owned by Seller or Shareholder.

(b) Schedule 4.22(b) identifies each component of the Seller Proprietary Software that is licensed to Seller or Shareholder. The use of Seller Software in the Business as currently conducted does not materially breach any term of any license or other contract between Seller or Shareholder and any third party.

(d) No Open Source Code has been or is being used or distributed, in whole or in part, in a manner that would require any Seller Proprietary Software (other than any Open Source Code portions thereof that were obtained from third parties and any portions thereof which are distributed as source code by Seller in the Ordinary Course of Business) to be licensed, disclosed or distributed without charge or under terms that require disclosure of source code. For purposes of this Agreement, “Open Source Code” means any software code (including, without limitation, any source code components, applications, plug-ins or libraries) that is distributed as “open source software” or is otherwise distributed publicly or made generally available in source code form under terms that permit modification and redistribution of such software. Open Source Code includes, without limitation, software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

(e) To Seller’s Knowledge and except as set forth in Schedule 4.22(e), no third party possesses any copy of any source code for any Seller Proprietary Software owned by Seller or Shareholder. Except as contemplated by the sale of the Assets to Purchaser pursuant to this Agreement and except as set forth in Schedule 4.22(e), neither Seller nor Shareholder has any contractual obligation to provide any source code for any Seller Proprietary Software to any other Person.

(f) All of Seller Software (other than any Seller Software that is still in development and not being used for its intended purpose) as currently used in the Business: (i) operates substantially in accordance with its specifications and (ii) to the Knowledge of Seller, is free of any computer instructions, devices or techniques that are designed to infect, disrupt, damage, disable or alter such Software or its processing environment, including other programs, equipment and data.

(g) All domain names included in the Seller Intellectual Property are currently registered and in good standing, and Seller or Shareholder is shown on the records of the registrar thereof as the sole owner thereof.

(h) Seller has in place a privacy policy regarding the collection and use of customer information in accordance with applicable Law in all material respects. Seller is in compliance with such privacy policy and all applicable privacy Law in all material respects. The transfer by Seller to Purchaser of data subject to such privacy policy does not violate such privacy policy or the privacy rights of such customers.

Section 4.23. Related Party Matters. Except as set forth on Schedule 4.23, no (a) shareholder or officer or director of Seller; (b) officer or director of Shareholder; (c) to Seller’s Knowledge, Person with whom any officer or director of Seller has any direct or indirect relation by blood, marriage or adoption; (d) to Seller’s Knowledge, entity in which any such shareholder, officer, director or Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by such shareholder, officers, directors and Persons in the aggregate); (e) to Seller’s Knowledge, current Affiliate of any of the foregoing; or (f) to Seller’s Knowledge, current Affiliate of Seller, has any ownership interest in or is a party to: (i) any Contract with Seller; (ii) any loan from or to Seller; or (iii) any material property (real, personal or mixed, tangible or intangible) used by Seller.

Section 4.24. Customer Relations.

(a) Except as limited by the HSR Act and related rules and regulations, Schedule 4.24(a) contains a true, correct and complete list of the Customers that represent the top 50% of the revenue of all Customers of the Seller (the identity of such Customers being determined based on the total dollar amount of revenues attributable to such Customers) for the fiscal year ended December 31, 2011 and with those Customers that represent the top 50% of the revenue of all Customers of the Seller for the six (6) month period ended June 30, 2012 (the “Key Customers”) and a list of the one hundred (100) largest merchants of Seller (the identity of such merchants being determined based on the total dollar amount of revenues attributable to such merchants) for the period beginning on January 1, 2011 to December 31, 2011, and for the period beginning on January 1, 2012 to the six (6) month period ended June 30, 2012 (the “Key Merchants”). Except as limited by the HSR Act and related rules and regulations and except for any oral Contracts with merchants of which the material terms are required to be described on Schedule 4.13, Seller has provided to Purchaser complete and accurate copies of the Contracts to which Seller is a party with any Key Customer or Key Merchant. Except as provided on Schedule 4.24(a) and except for revenues from the Shareholder, the revenues reflected in the Financial Statements were derived solely from the sale of Seller’s products and services to non-Affiliate customers of the Business who purchased or licensed such products and services pursuant to bona fide arms-length commercial transactions.

(b) Other than with respect to the non-renewal of Material Customer Contracts or Material Merchant Contracts in the Ordinary Course of Business, and except as provided on Schedule 4.24(b), no Key Customer or Key Merchant during the prior twelve (12) months has canceled or terminated or, to the Actual Knowledge of Seller, made any written threat to cancel or otherwise terminate any of such Key Customer’s or Key Merchant’s Contracts with Seller, other than in connection with the negotiation of Contracts with Key Customers or Key Merchants or requests for fee reductions by Key Customers or Key Merchants, in each case which Seller would not reasonably expect to result in the termination of such Contract. To the Actual Knowledge of Seller, Seller has not received any written notice from any current Key Customer or Key Merchant during the prior twelve (12) months that such Key Customer or Key Merchant, as applicable, intends to terminate its business relations with Seller or reduce the revenue of Seller attributable to such Key Customer or Key Merchant for products or services by more than $50,000 per year for any individual Key Customer or Key Merchant, either as a result of the transactions contemplated hereby or otherwise other than in connection with the negotiation of Contracts with Key Customers or Key Merchants or requests for fee reductions by Key Customers or Key Merchants, in each case which Seller would not reasonably expect to result in the termination of or a material reduction in revenue from such business relations.

Section 4.25. Receivables. All Receivables (i) are valid and existing, (ii) represent monies due for goods sold and delivered or services rendered in the Ordinary Course of Business and (iii) are not subject to any refund or adjustment or to Seller’s Knowledge, any defense, right of set-off, assignment, restriction, security interest against the Assets or other Lien against the Assets. To Seller’s Knowledge, there are no disputes regarding the collectability of any such Receivables.

Section 4.26. Licenses. Schedule 4.26 is a true, correct and complete list of all material Licenses held by Seller. Seller owns or possesses all material Licenses that are necessary to enable it to carry on the Business as presently conducted. All material Licenses are valid, binding and in full force and effect. Except as set forth on Schedule 4.26, the execution, delivery and performance hereof and the consummation of the transactions contemplated hereby would not reasonably be expected to terminate or cause a material restriction on any License. Seller has taken all necessary action to maintain each material License, except where the failure to so act would not reasonably be expected to have a Material Adverse Effect. Schedule 4.26 identifies with an asterisk each material License set forth therein which by its terms cannot be transferred to Purchaser at Closing.

Section 4.27. Ethical Practices with Governmental Entities. Neither Seller nor any of its agents with legal authority to bind Seller has offered or given, and Seller does not have any Knowledge of any Person that has offered or given on its behalf, anything of value to: (a) any official of a Governmental Entity, any political party or official thereof or any candidate for political office; (b) any employee of any Governmental Entity or representative of any Governmental Entity with legal authority to bind such Governmental Entity; or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value has been offered, given or promised, directly or indirectly, to any employee or member of any Governmental Entity or any candidate for political office for the purpose of, in the case of clauses (a), (b) and (c), the following: (i) influencing any action or decision of such Person regarding obtaining business for Seller, in such Person’s official capacity, including a decision to fail to perform such Person’s official function regarding obtaining business for Seller; (ii) inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist Seller in obtaining or retaining business for, with, or directing business to, any Person; or (iii) where such payment would constitute a bribe, kickback or illegal or improper payment to assist Seller in obtaining or retaining business for, with, or directing business to, any Person.

Section 4.28. Brokers, Finders and Investment Bankers. Neither Seller, Shareholder, nor any of their respective officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

Section 4.29. Restrictions on Business Activities. Except as set forth on Schedule 4.29, there is no Contract, judgment, injunction, order or decree to which Seller is a party or otherwise binding upon Seller under which Seller is (a) prohibited from conducting any line of the Business in any jurisdiction; (b) restricted from selling, providing or otherwise distributing any of its products or services to any customer or class of customers; or (c) required to sell, provide or otherwise distribute its products or services to any customer or class of customers at prices guaranteed to be lower than those charged to any other customer.

Section 4.30. Exclusivity of Representations And Warranties. Notwithstanding anything else herein to the contrary, except as otherwise expressly set forth in this Agreement, neither the Seller, the Shareholder nor any other Person on behalf of Seller or Shareholder makes any other representations or warranties or similar assurances (whether direct or indirect, written or oral, statutory, express or implied) and the Seller and the Shareholder expressly disclaim any representations or warranties or similar assurances of any kind or nature, express or implied, as to the condition, value, suitability, quality or prospects of the Business, the Assets, the Assumed Liabilities or the accuracy or completeness of any information regarding the Seller furnished or made available to Purchaser and its representatives. THE SELLER AND THE SHAREHOLDER SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, USAGE, SUITABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR NON-INFRINGEMENT WITH RESPECT TO THE ASSETS, THE BUSINESS, THE ASSUMED LIABILITIES OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, EXCEPT TO THE EXTENT ANY SUCH REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY MADE BY THE SELLER OR THE SHAREHOLDER IN ARTICLE IV OR ARTICLE V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to Purchaser as follows:

Section 5.1. Organization. Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 5.2. Authorization. Shareholder has all necessary corporate power and authority to execute and deliver this Agreement and the Seller Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Ancillary Documents by Shareholder, the performance by Shareholder of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of Shareholder. This Agreement and each of the Seller Ancillary Documents have been duly and validly executed and delivered by Shareholder and do or shall, as the case may be, constitute the valid and binding agreements of Shareholder, enforceable against Shareholder in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.3. Absence of Restrictions and Conflicts. The execution, delivery and performance by Shareholder of this Agreement and the Seller Ancillary Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, (a) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Assumed Contract to which Shareholder is a party; (b) contravene or conflict with any judgment, decree or order of any Governmental Entity to which Shareholder is a party or by which Shareholder is bound; or (c) contravene or conflict with in any material respect any Law or arbitration award applicable to Seller; in the case of each of (a)-(c) above which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to Shareholder in connection with the execution, delivery or performance of this Agreement or Seller Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

Section 5.4. Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of Shareholder, threatened against, relating to or involving Shareholder before any Governmental Entity that adversely affects Shareholder’s ability to consummate the transactions contemplated by this Agreement; which individually or in the aggregate, is likely to have a Material Adverse Effect.

Section 5.5. Title to Assets. Except for the Seller Transition Services Intellectual Property and Software and any rights Shareholder may hold in the Excluded Assets, the Shareholder Assets comprise all of the assets, properties and rights of every kind, nature, character and description, whether tangible or intangible, and wherever situated, held by Shareholder and used by Sellers in the conduct of the Business. Shareholder has (and shall convey to Purchaser at the Closing) good and valid title to or, in the case of leased personal property, valid leasehold interests in the Shareholder Assets, or, in the case of Seller Intellectual Property, Seller Licensed Intellectual Property, Seller Licensed Software or Seller Proprietary Software that is licensed to Shareholder, valid licenses to the Shareholder Assets, free and clear of all Liens except Permitted Liens.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller and Shareholder as follows:

Section 6.1. Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Utah and has all requisite company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 6.2. Authorization. Purchaser has all necessary company power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary company action on the part of Purchaser. This Agreement and each of the Purchaser Ancillary Documents have been duly and validly executed and delivered by Purchaser and do or shall, as the case may be, constitute the valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 6.3. Absence of Restrictions and Conflicts. The execution, delivery and performance by Purchaser of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, (a) contravene or conflict with any term or provision of the articles of organization or operating agreement of Purchaser; (b) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which Purchaser is a party; (c) contravene or conflict with any judgment, decree or order of any Governmental Entity to which Purchaser is a party or by which Purchaser is bound; or (d) contravene or conflict with in any material respect any Law or arbitration award applicable to Purchaser; in the case of each of (a)-(d) above which individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to Purchaser in connection with the execution, delivery or performance of this Agreement or the Purchaser Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

Section 6.4. Legal Proceedings. There are no suits, actions, claims, arbitrations, proceedings or investigations pending or, to the knowledge of Purchaser, threatened against, relating to or involving Purchaser before any Governmental Entity that adversely affects Purchaser’s ability to consummate the transactions contemplated by this Agreement; which individually or in the aggregate, is likely to have a Purchaser Material Adverse Effect.

Section 6.5. Solvency. Immediately after giving effect to the transactions contemplated hereby and any additional indebtedness that the Purchaser intends to incur, Purchaser shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its existing debts as they mature (including a reasonable estimate of the amount of all contingent liabilities); and (c) not have unreasonably small capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent by Purchaser to defraud either present or future creditors of Purchaser or Seller.

Section 6.6. Brokers, Finders and Investment Bankers. Except as set forth in Schedule 6.6, neither Purchaser, nor any of its respective officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

Section 6.7. Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Business, the Assets and the Assumed Liabilities, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement, the Purchaser Ancillary Documents and the Seller Ancillary Documents and to consummate the transactions contemplated hereby and thereby, Purchaser has relied solely upon its own investigation and the express representations, warranties and covenants of Seller and Shareholder set forth in Article IV or of Shareholder set forth in Article V of this Agreement, and (b) Purchaser hereby expressly disclaims all reliance on any and all information or documents received by Purchaser in connection with the transactions contemplated hereby, except for the express representations and warranties of Seller set forth in Article IV or of Shareholder set forth in Article V of this Agreement or as expressly set forth in any Seller Ancillary Document.

ARTICLE VII

[RESERVED]

ARTICLE VIII

[RESERVED]

ARTICLE IX

CERTAIN POST-CLOSING COVENANTS AND AGREEMENTS

Section 9.1. Employee Matters.

(a) COBRA Coverage. In accordance with Treasury Regulation §54.4980B 9, Q&A 7, Seller shall be and is solely responsible for COBRA Coverage for all M&A qualified beneficiaries (determined in accordance with Treasury Regulation §54.4980B-9, Q&A 4). Seller shall take all steps that may be necessary, including arranging for continued group health plan coverage for the COBRA statutory coverage period for each M&A qualified beneficiary, to ensure that such COBRA continuation coverage is available to such individuals and to ensure that the provisions of Treasury Regulation §54.4980B-9, Q&A 8(c) do not become applicable at any time, and to prevent Purchaser from becoming by operation of such regulation section or otherwise, a “successor employer” for purposes of COBRA Coverage. Purchaser shall be solely responsible for offering and providing any COBRA Coverage required with respect to any Transferred Employee (or other qualified beneficiary) who becomes covered by a group health plan sponsored or contributed to by Purchaser or an Affiliate of Purchaser (“Purchaser Group Health Plan”) and who experiences a qualifying event following the Closing Date while covered under a Purchaser Group Health Plan. For purposes hereof, each “qualified beneficiary”, “M&A qualified beneficiaries”, “group health plan” and “qualifying event” shall have the meaning ascribed thereto in Section 4980B of the Code and the related regulations.

(b) Information. Subject to the requirements of applicable Law, Seller shall provide Purchaser all information relating to each employee of Seller as Purchaser may reasonably require in connection with its employment or engagement of such individuals, including initial employment dates, termination dates, reemployment dates, hours of service, compensation and tax withholding history in a form that shall be usable by Purchaser.

(c) Seller Benefit Plans. Seller or Shareholder shall be solely responsible for all liabilities based upon, arising out of or relating to Employee Benefit Plans of Seller or any ERISA Affiliate or the employment or termination of Seller’s current or former employees before such employee becomes a Transferred Employee, whether asserted prior to, on or after such date. Purchaser shall be solely responsible for all liabilities based upon, arising out of or relating to the Employee Benefit Plans of Purchaser or its Affiliates, as applicable, or the employment of the Transferred Employees by Purchaser or its Affiliates, as applicable, after such Transferred Employee first becomes a Transferred Employee.

(d) FMLA Information. Schedule 9.1(d) contains a true, correct and complete list of (i) each employee who is eligible to request FMLA leave as of the Closing Date and the amount of FMLA leave utilized by each such employee during the current leave year; and (ii) each employee who has requested to be on FMLA leave at the Closing Date or to begin FMLA leave after the Closing Date, and for such employee his or her job title and description and current salary and benefits.

(e) Service Credit. Purchaser shall, with respect to the Transferred Employees, (i) waive any limitations as to preexisting conditions, exclusions, and waiting periods with respect to participation and coverage requirements under any welfare benefit plan in which such Transferred Employees may be eligible to participate after the Closing Date; provided, however, that no such waiver shall apply to a preexisting condition of any Transferred Employee who was, prior to the Closing Date, excluded from participation in a welfare benefit plan maintained or contributed to for the benefit of such Transferred Employee by the nature of such preexisting condition; and (ii) recognize all service of the Transferred Employees with Seller to the extent Seller recognized such service, for purposes of eligibility to participate and vesting credit, and for purposes of determining severance or vacation benefits (subject to the maximum severance and vacation benefits applicable to such Transferred Employees under such benefit policies).

(f) Except as otherwise provided in this Section 9.1, nothing herein shall be deemed to (i) require Purchaser to hire any employees of Seller or retain any Transferred Employee for any specific period of time after the Closing Date or (ii) create an employment contract with any Transferred Employee.

(g) For all employees employed by Seller as of the date immediately prior to the Closing, Seller shall continue to employ such employees in accordance with the Transition Services Agreement.

(h) Subject to this Agreement and the Transition Services Agreement, Seller shall be responsible for all liabilities and obligations relating to or arising out of the employment, engagement, remuneration, or cessation of employment with Seller of any employee of Seller with respect to all periods prior to and including each such employee’s last day of employment with Seller. Subject to the Transition Services Agreement, Seller shall pay each employee of Seller (including any Transferred Employee hired by Purchaser on or after the Closing Date) all accrued wages, salary, commission, bonus, and other employee compensation and employee benefits related to employment with Seller for all periods through the date of termination of each such employee’s employment with Seller in a timely fashion and not later than the date such payment is required by Law or the provisions of any Employee Benefit Plan or Contract to which Seller is a party under which such compensation or benefit is or becomes duly payable.

(i) If required by Seller’s employment policies and Contracts or by Law, Seller shall pay each employee of Seller cash in an amount equal to the value of the employee’s accrued but unused vacation (subject to customary payroll deductions) upon termination of their employment with Seller.

(j) Purchaser shall offer employment to a sufficient number of employees of Seller and on such sufficient terms that no plant closing, mass layoff, or reduction in force requiring notice pursuant to the WARN Act or any similar applicable state or local Law with respect to such employees occurs on or after the Closing Date in connection with the consummation of the transactions. Seller and Purchaser shall cooperate, both before and after the Closing, to identify any potential plant closing, mass layoff, or reduction in force requiring notice pursuant to the WARN Act or any similar applicable state or local Law with respect to the employees of Seller in connection with the consummation of the transactions contemplated hereby.

(k) Without limiting Section 12.10 or the foregoing terms of this Section 9.1, no Person, including any employee (or dependent thereof) of the Seller, is a third-party beneficiary of any term of this Section 9.1 and this Section 9.1 shall not create any rights in any Person, including any employee (or dependent thereon) of Seller, other than Purchaser.

Section 9.2. Transfer Taxes; Expenses. Any sales, use, transfer, conveyance or similar Taxes payable as a result of the purchase and sale of the Assets (other than any federal, state, local or foreign Taxes measured by or based upon income or gains imposed upon Purchaser) (“Transfer Taxes”) shall be paid by Seller. Any registration or similar recording fees payable as a result of the purchase and sale of the Assets or any other action contemplated hereby shall be paid by Purchaser. The Parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding Taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or prior to the Closing.

Section 9.3. Source Code. Computer hardware included in the Assets will contain all of the source code for the Seller Proprietary Software as it exists as of the Closing, and neither Seller, Shareholder, nor any related party will retain any copy of any Software that comprises any portion of any Seller Proprietary Software.

Section 9.4. Non-Competition.

(a) Confidential Information. Sellers shall hold in confidence at all times following the date hereof all Confidential Information and shall not disclose or publish, whether directly or indirectly, and whether for such party’s own benefit or for the benefit of another, Confidential Information at any time following the date hereof without the prior written consent of Purchaser, except to the extent that (i) Seller or Shareholder is required to disclose or publish such Confidential Information under applicable Laws or the rules and regulations of any national securities exchange (provided Seller or Shareholder, as applicable, uses Commercially Reasonable Efforts to limit disclosure and has given Purchaser prior notice of such required disclosure to the extent permitted by Law and reasonably practicable under the circumstances so that Purchaser may seek confidential treatment or a protective order with respect to such information), (ii) Seller or Shareholder is required to disclose or publish such Confidential Information in connection with any Tax matters (including audits), Tax Returns or in connection with preparing any financial statements, (iii) it is necessary for Seller or Shareholder to disclose or publish such Confidential Information in order to enforce its rights, or defend against any claims, under this Agreement, the Seller Ancillary Documents, the Purchaser Ancillary Documents or the transactions contemplated hereby or thereby or to defend or pursue any action, suit or proceeding, defend or pursue indemnification matters hereunder, or respond to any investigation or other inquiry by or under the control of any Governmental Entity, or (iv) such Confidential Information is lawfully acquired by Seller or Shareholder, any of their Affiliates or any of their respective representatives after the Closing from sources which are not prohibited from disclosing such information under any legal or contractual obligation to Purchaser. In addition, Seller and Shareholder shall not make use of any Confidential Information that is either a trade secret under applicable Law or Seller Intellectual Property, whether directly or indirectly, and whether for such party’s own benefit or for the benefit of another, at any time following the date hereof without the prior written consent of Purchaser, except to the extent of the exceptions set forth in clauses (i), (ii), (iii) and (iv) above.

(b) Non-Competition.

(i)

Sellers acknowledge that (A) Purchaser will conduct the Business and/or has current plans to expand the Business throughout the Territory and (B) to protect adequately the interest of Purchaser in the business and goodwill of Seller and in the Business, it is essential that any noncompetition covenant with respect thereto cover all of the Business and the entire Territory.

(ii)

None of the Sellers shall, during the Noncompete Period, in any manner, either directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (A) engage in the business of providing, distributing or selling within the Territory products or services that compete with the products or services provided, distributed or sold by the Business, (B) have an equity or profit interest in any Person that provides, distributes or sells within the Territory products or services that compete with the products or services provided, distributed or sold by the Business, or (C) advise or render services (of an executive, marketing, research and development, administrative, financial, consulting or other nature) or lend money to any Person that provides, distributes or sells within the Territory products or services that compete with the products or services provided, distributed or sold by the Business; provided, however, that nothing in this clause (C) shall prevent either of the Sellers from undertaking such activities to the extent in connection with the purchase by Seller or Shareholder of any products or services offered by the Business from any Person. Notwithstanding the foregoing, Seller, the Shareholder and their Affiliates may (X) own, directly or indirectly, solely as an investment, securities of any Person traded on any recognized domestic or foreign securities exchange or over-the-counter market if Sellers are not a Controlling Person of, or a member of a group which Controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person, (Y) acquire and operate any business or entity that is acquired after Closing (whether through the purchase of assets, equity interests or otherwise) (such business or entity so acquired being the “Permitted Acquired Business”) if the portion of the Permitted Acquired Business that is engaged in any business that would be prohibited under this Section 9.4(b) (the “Competitive Business”): (1) supports only the Permitted Acquired Business (and in such case, Seller, Shareholder or its Affiliate, as applicable, completely transitions the Permitted Acquired Business off its internal support from the Competitive Business and to Purchaser’s services under the terms of the MasterCard Services Agreement and Money Transfer Services Agreement (assuming such applicable agreement is still in effect) within six (6) months of the date the Permitted Acquired Business is acquired); or (2) generated less than $5,000,000 in revenue and accounted for less than twenty percent (20%) of the total revenue of such Permitted Acquired Business during the most recently completed fiscal year of such Permitted Acquired Business preceding the date of such acquisition; provided however, that Seller or Shareholder must extend to Purchaser a right to purchase (the “Purchase Right”) such Competitive Business in accordance with Section 9.4(b)(iii) below, and provided further, in the event Purchaser elects not to exercise its Purchase Right with respect to a Competitive Business that provides internal support services to a Permitted Acquired Business that are similar to Purchaser’s services under the terms of the MasterCard Services Agreement and the Money Transfer Services Agreement, Seller, Shareholder or its Affiliate, as applicable, will completely transition the Permitted Acquired Business off its internal support from the Competitive Business and to Purchaser’s services under the terms of the MasterCard Services Agreement and Money Transfer Services Agreement (assuming such applicable agreement is still in effect) within six (6) months of the date the Permitted Acquired Business is acquired; or (Z) engage in the activities described in Schedule 9.4(b). At no time during the Noncompete Period will the aggregate revenue of all Competitive Business carried out by all Permitted Acquired Businesses permitted by Section 9.4(b)(ii)(Y)(2) above exceed $5,000,000 in any fiscal year of Shareholder.

(iii)

In the event that either Seller or Shareholder acquires a Permitted Acquired Business after Closing that engages in the Competitive Business in support of businesses other than the Permitted Acquired Business, such acquiring party (the “Acquiror”) shall, within ninety (90) days of the closing of such acquisition, deliver to Purchaser a written notice (the “Permitted Acquisition Notice”) that sets forth in reasonable detail the purchase price (including the multiple of EBITDA upon which the purchase price was based) and the other material terms and conditions related to the acquisition of the Permitted Acquired Business, subject to the Acquiror’s reasonable confidentiality precautions. Within thirty (30) days after the receipt by Purchaser of the Permitted Acquisition Notice, the Purchaser may exercise its Purchase Right by delivering a written notice to the Acquiror agreeing that it will purchase the Competitive Business on substantially similar terms and conditions as the Acquiror purchased the Permitted Acquired Business, including a purchase price based on the same multiple of EBITDA paid by the Acquiror for the Permitted Acquired Business described in the Permitted Acquisition Notice (the “Permitted Acquisition Exercise Notice”), except that the Purchaser shall pay the purchase price for the Competitive Business in cash by wire transfer of immediately available funds regardless of the form of consideration paid by the Acquiror for the Permitted Acquired Business. Purchaser may only exercise its Purchase Right by delivering the Permitted Acquisition Exercise Notice to the Acquiror within such thirty (30) day period and will forfeit its Purchase Right with respect to such Competitive Business if it fails to deliver a Permitted Acquisition Exercise

Notice within such time period. Purchaser and the Acquiror agree to negotiate in good faith the terms and the definitive transaction documents of the proposed acquisition for a period of sixty (60) days following the delivery of the Permitted Acquisition Exercise Notice. If the transaction contemplated by the Permitted Acquisition Exercise Notice is not consummated by the end of the sixty (60) day period, Acquiror will not be obligated to consummate such transaction and the Purchaser shall no longer have a Purchase Right with respect to such Competitive Business.

(c) Customer and Vendor Non-Solicitation. None of the Sellers shall, during the Noncompete Period, in any manner, directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (i) solicit any customer of Purchaser who is or has been a customer of Seller on or prior to the Closing Date for the purpose of providing, distributing or selling products or services that compete with the products or services of the Business or (ii) persuade or attempt to persuade any customer or supplier of Purchaser to terminate or modify such customer’s or supplier’s relationship with Purchaser including by persuading or attempting to persuade any customer or supplier of Purchaser to use alternative payment mechanisms that would compete with the Business. Nothing in this Section 9.4(c) shall prevent either Seller from soliciting motor carriers and other transportation logistic industry participants within the scope of the Shareholder’s broader transportation and logistics business operations so long as such solicitation does not violate Section 9.4(a) or 9.4(b).

(d) Employee Non-Solicitation. None of the Sellers shall, for a period of five (5) years following the Closing Date, in any manner, directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (i) recruit or solicit or attempt to recruit or solicit, on any of their behalves or on behalf of any other Person, any employee of Purchaser or employee of Seller who is offered employment by Purchaser (each a “Restricted Employee”), for purposes of employment of such employee by either Seller, Shareholder or any of their Affiliates, (ii) encourage any Person (other than Purchaser or one of its Affiliates) to recruit or solicit any Restricted Employee for purposes of employment of such employee by either Seller, Shareholder or any of their Affiliates, or (iii) otherwise encourage any Restricted Employee to discontinue his or her employment by Purchaser. The Purchaser shall not, for a period of five (5) years following the Closing Date, in any manner, directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (i) recruit or solicit or attempt to recruit or solicit, on its behalf or on behalf of any other Person, any employee of the Shareholder for purposes of employment of such employee by Purchaser or any of its Affiliates, (ii) encourage any Person to recruit or solicit any employee of the Shareholder for purposes of employment of such employee by Purchaser or any of its Affiliates, or (iii) otherwise encourage any employee of the Shareholder to discontinue his or her employment by the Shareholder. Notwithstanding anything to the contrary, nothing in this Section 9.4(d) shall prohibit (i) any Person from soliciting an employee pursuant to a general solicitation which is not directed specifically to any such employee (including in any newspaper or magazine, over the internet or by any search or employment agency), (ii) Shareholder, Seller or any of their Affiliates from soliciting or hiring (A) any Restricted Employee whose employment is terminated by Purchaser, (B) after January 1, 2013, any of the employees of Seller who are not offered employment by the Purchaser, (C) any Restricted Employee whose employment is either terminated by the employee or who is offered employment with the Purchaser and does not accept such offer, in each case, after 180 days from the date of such termination or non-acceptance of employment, or (D) any Restricted Employee who does not accept an offer of employment with the Purchaser as a result of any required relocation more than 50 miles from Eden Prairie, Minnesota or (iii) Shareholder or Seller from complying with the Transition Services Agreement.

(e) Severability. In the event a judicial determination is made that any provision of this Section 9.4 constitutes an unreasonable or otherwise unenforceable restriction against any Party, the provisions of this Section 9.4 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable with respect to any of the Parties. In this regard, any judicial authority construing this Agreement shall be empowered to sever or reduce any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 9.4 to the applicable Party only, and to apply the provisions of this Section 9.4 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed or reduced by such judicial authority to the applicable Party. The time period during which the prohibitions set forth in this Section 9.4 shall apply shall be tolled and suspended for a period equal to the aggregate time during which Seller, Shareholder or Purchaser violates such prohibitions.

(f) Injunctive Relief. Any remedy at law for any breach of the provisions contained in this Section 9.4 shall be inadequate and Purchaser and Shareholder shall each be entitled to seek injunctive relief in addition to any other remedy Purchaser or Shareholder might have hereunder.

Section 9.5. Public Announcements. Seller and Purchaser shall not issue any press release or other public statement with respect to the transactions contemplated hereby, except as may be required by applicable Law or the rules and regulations of any national securities exchange, or as Seller and Purchaser shall mutually determine in writing; provided, that if such press release or other public statement is required by applicable Law or the rules and regulations of any national securities exchange, Seller and Purchaser shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, such press release or other public statement.

Section 9.6. Reasonable Efforts; Further Assurances; Cooperation.

(a) Each Party shall execute and deliver, or cause to be executed and delivered, all such other instruments and shall take all such other actions as the other Party reasonably may request from time to time in order to effectuate the transactions contemplated by the Agreement at the requesting Party’s expense.

(b) Following Closing, if Sellers receive any payments on account of the Receivables, or receivables and other rights of the Business to payments included in the Assets, or other assets or items included in the Assets, Sellers promptly shall remit such payments, assets and items to Purchaser. Sellers also authorize Purchaser following the Closing to endorse for deposit only in its name and collect for Purchaser’s account any checks received in payment of any accounts included in the Assets, and any refunds of any deposits, prepaid expenses or similar amounts included in the Assets.

(c) Following the Closing, if Purchaser receives mail and other communications relating to any of the Excluded Assets or Excluded Liabilities, Purchaser shall promptly forward such mail and other communications to Sellers. Following the Closing, if Sellers receive mail and other communications relating to the Business, Assets or Assumed Liabilities, Sellers shall promptly forward such mail and other communications to Purchaser.

(d) Following the Closing, the Purchaser shall retain for a period consistent with the Purchaser’s record retention policies and practices (which shall not be shorter than six years) those books and records included in the Assets delivered to the Purchaser. The Purchaser also will provide the Seller, the Shareholder and their employees, agents, consultants and other advisors and representatives reasonable access thereto, during normal business hours and on at least three Business Days’ prior written notice, to enable them to prepare financial statements or Tax Returns, deal with Tax audits or defend or pursue any action, suit or proceeding, defend or pursue indemnification matters hereunder, or address other Tax, accounting, finance or legal matters or respond to any investigation or other inquiry by or under the control of any Governmental Entity.

(e) Following the Closing, Shareholder shall retain for a period consistent with Shareholder’s record retention policies and practices (which shall not be shorter than six years) the Tax books and records of Shareholder related to the Business for periods before the Closing that are not included in the Assets, including Tax Returns and related Tax books and records. Shareholder also will provide the Purchaser and its employees, agents, consultants and other advisors and representatives reasonable access thereto, during normal business hours and on at least three Business Days’ prior written notice, to enable Purchaser to prepare Tax Returns, deal with Tax Audits and address Tax planning matters. Before the expiration of the period by which the Shareholder shall retain the records and other documents described under this Section 9.6(e), the Purchaser may provide written notice of the expiration of the period to the Shareholder and Shareholder will, upon receipt of such written notice from Purchaser, provide access to the same in accordance with the methods and for the purposes prescribed under this Section 9.6(e).

(f) In addition to the foregoing, each Party will, and each Party will cause its applicable Affiliates to, cooperate in all reasonable respects with respect to Tax matters and provide one another with such information as is reasonably requested to enable the requesting Party to complete and file all Tax Returns it may be required to file (or cause to be filed) with respect to the Business, to respond to Tax audits, inquiries or other Tax proceedings and to otherwise satisfy Tax requirements, in each case at the requesting Party’s expense.

Section 9.7. Change of Name. Concurrently with the Closing Date, Seller shall amend its articles of incorporation and take all other actions necessary to change its name with the Secretary of State in each jurisdiction where its name is registered for qualification to do business to one sufficiently dissimilar to Seller’s present name, in Purchaser’s reasonable judgment, to avoid confusion. Seller shall take all actions reasonably requested by Purchaser, at Purchaser’s expense, to enable Purchaser or any Affiliate of Purchaser to change its name to or adopt Seller’s present name for use with any Governmental Entity.

Section 9.8. Certain Contract Matters.

(a) Within 15 days after the Closing, Purchaser shall provide notice to all Customers and merchants of the Seller, notifying such Customers and merchants that the Contract with such Customer or merchant has been assigned to the Purchaser and that the Purchaser (and not Seller) will be responsible to fulfill future obligations under such Contract and any related documents, including any existing T-Chek drafts in inventory or currently held in the field by Customers or merchants of the Seller. Such notice will include updating the online standard terms and conditions and also providing written notice to such Customers and merchants. Purchaser shall provide Sellers with prior reasonable opportunity to review and comment on such notices and Purchaser shall make such changes to such notices as are reasonably requested by Sellers.

(b) The Purchaser shall not amend the Key to the Highway Business System Processing contract between C.H. Robinson Worldwide, Inc and T-Chek Systems, Inc. and Imperial Oil, a partnership of Imperial Oil Limited and McColl-Frontenac Petroleum Inc., dated January 1, 2011 without the prior written consent of the Sellers; provided, however, that Purchaser shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign this Agreement or all or any part of its rights hereunder to one or more Affiliates of Purchaser so long as such Affiliate assumes the obligations of Purchaser hereunder and Purchaser remains liable for the obligations of Purchaser hereunder.

(c) The Purchaser shall not amend the Co-Branded Card Servicing Agreement, by and between Comerica Bank and T-Chek Systems, Inc., dated June 27, 2006 without the prior written consent of the Sellers; provided, however, that Purchaser shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign this Agreement or all or any part of its rights hereunder to one or more Affiliates of Purchaser so long as such Affiliate assumes the obligations of Purchaser hereunder and Purchaser remains liable for the obligations of Purchaser hereunder.

Section 9.9. Certain Bank Accounts

(a) Transfer of Accounts. For a period of ten (10) Business Days after the Closing Date (the “Account Transition Period”), Purchaser shall use its Commercially Reasonable Efforts to, and Seller shall use Commercially Reasonable Efforts at Purchaser’s request to cooperate with Purchaser to, transfer to Purchaser the bank accounts and lock boxes maintained by Seller and set forth on Schedule 9.9 (the “Accounts”) and to have Seller and Shareholder released from all liabilities and obligations related to the Accounts. Seller shall have no liability or obligation to Purchaser if Seller is unable to obtain any consent or approval to transfer the Accounts. With respect to any such Account as to which the necessary approval and consent for the transfer to Purchaser, and release of Seller and Shareholder, is obtained following the Closing, (i) Seller shall transfer such Account to Purchaser by execution and delivery of any reasonably requested documents required in order to effect such transfer (which documents shall not contain any obligation or liability of Seller or Shareholder other than effecting such transfer) and (ii) Purchaser shall assume and agree to pay, perform and discharge when due the liabilities and obligations under such Account by execution and delivery of any reasonably requested documents required in order to assume such Accounts (in the same manner and to the same extent as described in Section 2.4(b)(i)) (and such Account will then be considered an Asset for all purposes of this Agreement after such date). Any Account that has not been transferred to Purchaser at any given time is referred to herein as a “Retained Account.”

(b) Account Maintenance.

(i) Accounts Generally. Seller shall maintain the Retained Accounts on behalf of the Purchaser for not less than the Account Transition Period (except as set forth in this Section 9.9). After the Account Transition Period, Seller may close the Retained Accounts.

(ii) Debits. During the Account Transition Period (except as set forth in this Section 9.9), so long as Purchaser is in compliance with its obligations hereunder and cleared amounts are available therein to cover all such payments, Seller will permit payments to existing merchants of Seller (as of immediately before the date hereof) from the Retained Accounts in accordance with past practices of Seller and as directed by Purchaser. However, Seller and Shareholder shall have no obligation to replenish any funds paid from the Accounts (and, in accordance therewith, may cancel any “zero-balance” or similar function providing for replenishment of the Accounts from other accounts maintained by Shareholder or Seller). After the Account Transition Period, Seller may refuse to honor (and instruct the applicable bank to refuse to honor) any further debits against the Retained Accounts.

(iii) Credits. During the Account Transition Period (except as set forth in this Section 9.9), Seller will not take any action to stop the Retained Accounts from receiving ACH credits from existing customers of Seller (as of immediately before the date hereof).

(iv) Maintenance of Minimum Balances. At all times during the Account Transition Period, Purchaser shall maintain the balance of each Retained Account at not less than the minimum balance for such Retained Account set forth on Schedule 9.9 (each applicable minimum balance, the “Minimum Balance”) in accordance with this Section 9.9. By 11:00 a.m. Central Time on each Business Day during the Account Transition Period, Seller shall deliver to Purchaser a schedule reflecting debit and credit information, including projected collected and available balance (the “Account Schedule”), regarding the Retained Accounts. If the projected collected and available balance in any Retained Account as set forth on the Account Schedule is less than the applicable Minimum Balance for such Retained Account, then Purchaser shall immediately deposit in the applicable Retained Account by wire transfer of immediately available funds the amount necessary in order for the projected collected and available balance in such Retained Account to equal or exceed the applicable Minimum Balance for such Retained Account. If Purchaser fails to effect such deposit by 3:00 p.m. Central Time on any Business Day, then Seller may immediately close all Retained Accounts and refuse to honor (and instruct the applicable bank to refuse to honor) any further debits against all Retained Accounts. If the aggregate projected collected and available balance in all of the Retained Accounts as set forth on the Account Schedule is greater than the aggregate Minimum Balances for all Retained Accounts, then Seller will wire the excess amount in each Retained Account that has a projected collected and available balance in excess of the applicable Minimum Balance for such Retained Account that is over and above the applicable Minimum Balance out of such Retained Account to an account designated by Purchaser by 3:00 p.m. Central Time on such Business Day.

(c) Lock Box. During the Account Transition Period, Seller will maintain each lock box set forth on Schedule 9.9. (each, a “Lock Box”) on behalf of Purchaser. Seller will instruct the applicable bank that is administering the applicable Lock Box (i) while the related Retained Account remains open, to deposit all amounts received in such Lock Box into the related Retained Account in accordance with past practice, and (ii) thereafter, so long as such Lock Box is maintained, to forward all mail received at the Lock Box to Purchaser at the address specified in Section 12.2 (but with no obligation to send required copies). After the Account Transition Period, Seller may close each Lock Box.

(d) Account Balances at end of Account Transition Period. Within ten (10) Business Days after the end of the Account Transition Period, Seller shall transfer out of any Retained Account the positive balance of cleared amounts that are then available in such Retained Account to Purchaser by wire transfer of immediately available funds; provided, however, that Sellers shall be entitled to set-off any amounts that either of them may be entitled pursuant to Section 9.9(e) below against such positive balances.

(e) Fees and Indemnification. Purchaser will pay to Shareholder and Seller, and indemnify each of them from, against and in respect of, all Losses, fees, costs and expenses incurred by Shareholder or Seller arising out of or relating to the Accounts (including the Lock Boxes), including any negative balances or overdraft amounts existing on or after the end of the Account Transition Period (and related costs, fees, expenses and penalties) and any fees, costs, and expenses relating to the operation or maintenance of the Accounts (including the Lock Boxes) from and after the date hereof; provided, however, that Purchaser shall not be obligated to reimburse Seller or Shareholder for any internal costs and expenses of Seller or Shareholder in the nature of employment-related costs or allocations of overhead costs. Shareholder and Seller shall be entitled to set-off any amount that either of them may be entitled to pursuant to this Section 9.9(e) against any amount, right or obligations owed to Purchaser under this Agreement or any Purchaser Ancillary Documents, including the Transition Services Agreement, the MasterCard Services Agreement and the Money Transfer Services Agreement.

(f) Withdrawal of Funds. During the Account Transition Period, neither Shareholder nor Seller shall withdraw funds from any Account for its own use or for use by any Person except (i) as contemplated by this Section 9.9, (ii) as authorized by any employee of Purchaser or any Leased Employee (as defined in the Transition Services Agreement) or (iii) in order to enforce its set-off rights under Section 9.9(d), 9.9(e) or 11.6 or under the Transition Services Agreement. Furthermore, except as set forth in Section 9.9(h) below, Shareholder shall not permit any Liens to be placed upon the Accounts.

(g) Acts of Third Parties. Notwithstanding anything to the contrary set forth herein, neither Shareholder nor Seller shall be liable or responsible for any acts or omissions of any person or entity other than Shareholder or Seller, including any such acts or omissions that prohibit or impair the ability of Shareholder or Seller to take any actions under this Section 9.9.

(h) Grant of Security Interest.

(i)	As security for the full, prompt and complete payment and performance when due of all of the obligations and amounts owing by Seller and/or Shareholder to Purchaser pursuant to or in connection with this Agreement and the Transition Services Agreement, Seller does hereby grant to Purchaser a security interest (subject to set-off rights of Shareholder and Seller) in all of its right, title and interest (if any) in, (A) all monies, securities, instruments and other investments deposited in any of the Accounts to the extent collected and not refundable or returnable; and (B) all products accession, rents profits and “proceeds” (as such term is defined in the Uniform Commercial Code as in effect in Delaware; the “UCC”) of the foregoing (collectively, herein called the “Account Collateral”).

(ii)	The enforcement of the rights and remedies arising under the grant of security interest in the Account Collateral contained in preceding clause (i) shall be governed by the UCC and other applicable law. No action shall be taken or required to be taken to perfect such security interest.

Section 9.10. Schedule 11.2(g) Contracts. Purchaser shall, for a period of twelve (12) months after the Closing Date, use its Commercially Reasonable Efforts to, and Seller shall use Commercially Reasonable Efforts at Purchaser’s request to cooperate with Purchaser to: (a) obtain the consent of the third parties required thereunder to assign the Schedule 11.2(g) Contracts to Purchaser or (b) obtain for Purchaser its own Contracts to replace the Schedule 11.2(g) Contracts if Purchaser is unable to obtain any such consent or approval. If (a) Purchaser has not obtained such consent or approval of third parties to assign such Schedule 11.2(g) Contracts or has not entered into its own Contracts to replace each of the Schedule 11.2(g) Contracts on or before December 31, 2012 or (b) any third party to any Schedule 11.2(g) Contracts terminates such Contract or ceases providing products or services under such Contract in accordance with past practices, then notwithstanding anything to the contrary set forth herein, including under Section 2.5, Shareholder and Seller may terminate any such Contract and take all such actions as are reasonably required as a result of such termination or cessation.

ARTICLE X

CLOSING DELIVERIES

Section 10.1. Seller and Shareholder Closing Deliveries. At the Closing, Sellers, as applicable, shall deliver to Purchaser the following documents, unless the Purchaser elects to consummate the Closing without receiving such documents, in which case such delivery requirements shall be automatically waived:

(a) a certificate executed by duly authorized officers of Shareholder and Seller stating that each of the representations and warranties of Sellers set forth in Article IV and of Shareholder set forth in Article V is true and correct in all material respects as of the date hereof;

(b) the Bill of Sale substantially in the form of Exhibit 10.1(b) (the “Bill of Sale”);

(c) an executed MasterCard services agreement between Purchaser and Shareholder, in the form attached as Exhibit 10.1(c) (the “MasterCard Services Agreement”).

(d) an executed money transfer services agreement between Purchaser and Shareholder, in the form attached as Exhibit 10.1(d) (the “Money Transfer Services Agreement”).

(e) a statement from Seller’s banking institution(s) demonstrating cash on hand in Seller’s accounts at Closing totaling in the aggregate not less than $24,300,000.00.

(f) [Reserved.]

(g) the Assumption Agreement substantially in the form of Exhibit 10.1(g) (the “Assumption Agreement”).

(h) those regulatory and third party consents and approvals required to transfer the Assets to Purchaser as set forth on Schedule 10.1(h) (the “Closing Consents”);

(i) an executed transition services agreement between Purchaser and Sellers pursuant to which Purchaser leases employees, office space in Eden Prairie, Minnesota, and receives various other services from Seller, in the form attached hereto as Exhibit 10.1(i) (the “Transition Services Agreement”);

(j) [Reserved];

(k) in regards to the sublease agreement contemplated in the Transition Services Agreement, a certificate of non-foreign status that complies with Treasury Regulation Section 1.1445-2(b)(2);

(l) a certificate by the Secretary or any Assistant Secretary of Seller, dated the Closing Date, as to (1) the good standing of Seller in its jurisdiction of incorporation and in each other jurisdiction where it is qualified to do business, (2) the completeness of Seller’s articles of incorporation and bylaws and (3) the effectiveness of the necessary consent or approval of the board of directors of Seller and Shareholder authorizing the execution, delivery and performance hereof by Seller passed in connection herewith and the transactions contemplated hereby;

(m) duly executed assignments of all registered Intellectual Property rights included in the Assets, in form suitable for recording with the applicable registrar.

(n) all other documents required to be entered into by Seller and Shareholder pursuant hereto or reasonably requested by Purchaser to convey the Assets to Purchaser or to otherwise consummate the transactions contemplated hereby.

Section 10.2. Purchaser Closing Deliveries. At the Closing, Purchaser shall deliver to Seller the Purchase Price to be paid at Closing pursuant to Section 3.2(a), paid and delivered in accordance with such Section. At the Closing, Purchaser shall also deliver to Sellers following documents, unless the Sellers elect to consummate the Closing without receiving such documents, in which case such delivery requirement shall be automatically waived:

(a) a certificate executed by duly authorized officers of Purchaser stating that each of the representations and warranties of Purchaser set forth in Article VI is true and correct in all material respects;

(b) executed counterparts of the following agreements set forth in Section 10.1 above:

(i)	the MasterCard Services Agreement;

(ii)	the Money Transfer Services Agreement;

(iii)	the Assumption Agreement; and

(iv)	the Transition Services Agreement; and

(c) all other documents required to be entered into by Purchaser pursuant hereto or reasonably requested by Sellers to consummate the transactions contemplated hereby.

Section 10.3. Closing. The Closing shall take place at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., 333 Commerce Street, Suite 1500, Nashville, Tennessee 37201. The Closing shall be effective as of 12:01 a.m., Central Time, on the Closing Date.

ARTICLE XI

INDEMNIFICATION

Section 11.1. Indemnification Obligations of Seller and Shareholder. Sellers shall jointly and severally indemnify, defend and hold harmless Purchaser Indemnified Parties from, against, and in respect of, any and all claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred by a Purchaser Indemnified Party arising out of or relating to:

(a) the Excluded Liabilities;

(b) any breach or inaccuracy (when made) of any representation or warranty made by Sellers in this Agreement or the Seller Closing Documents;

(c) any breach of any covenant, agreement or undertaking made by Sellers in this Agreement or the Seller Closing Documents; or

(d) non-compliance by the Parties with any applicable bulk sales Law.

Section 11.2. Indemnification Obligations of Purchaser. Purchaser shall indemnify, defend and hold harmless Seller Indemnified Parties from, against and in respect of any and all Losses incurred by a Seller Indemnified Party arising out of or relating to:

(a) Purchaser’s failure to perform, discharge or satisfy the Assumed Liabilities, provided, however, that Seller Indemnified Parties shall not be indemnified with respect to Losses arising with respect to any Non-Assignable Contract to the extent such Losses result from (i) Seller’s failure to take any lawful action under such Non-Assignable Contract before the assignment of such Non-Assignable Contract to Purchaser under Section 2.5 in accordance with Purchaser’s reasonable written instructions or (ii) Seller’s gross negligence or willful misconduct as it relates to performance under such Non-Assignable Contract before the assignment of such Non-Assignable Contract to Purchaser under Section 2.5 (for the avoidance of doubt, and without limiting the generality of the foregoing, the foregoing shall include any and all such Losses incurred by Shareholder under the Contracts set forth on Schedule 11.2(a));

(b) events or circumstances occurring or existing with respect to the ownership, operation and maintenance of the Business and the Assets after the Closing Date, except the Excluded Liabilities and except to the extent caused by Sellers’ breach of any representation, warranty, covenant or agreement of Sellers set forth in this Agreement;

(c) any breach or inaccuracy (when made) of any representation or warranty made by Purchaser in this Agreement or in any Purchaser Closing Document;

(d) any breach of any covenant, agreement or undertaking made by Purchaser in this Agreement or in any Purchaser Closing Document;

(e) the existence or use after Closing of any existing T-Chek drafts in inventory or currently held in the field by Customers or merchants of the Seller;

(f) Purchaser’s failure to perform, discharge or satisfy its obligations as a subcontractor under the Scope of Work Supplier Permit Services Agreement between Deere & Company and C.H. Robinson Worldwide, Inc., effective as of August 11, 2006; or

(g) (i) the Contracts set forth on Schedule 11.2(g) (the “Schedule 11.2(g) Contracts”) not being assigned to Purchaser on or after the Closing (which Schedule 11.2(g) Contracts shall be Non-Assignable Contracts), (ii) any action or inaction of Seller or Shareholder to satisfy their obligations under Section 2.5 with respect to the Schedule 11.2(g) Contracts, or (iii) otherwise arising out of or relating to Purchaser’s inability to provide permitting-related products and services to any of its Customers after the Closing as a result of Purchaser not having in place any Contract or License held by Seller prior to Closing and required in order for Purchaser to provide such products and services.

Section 11.3. Indemnification Procedure.

(a) Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint, dispute, claim, audit, investigation, action or proceeding (“Third-Party Claim”) with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Losses or any Seller Losses (as the case may be), such Indemnified Party shall promptly provide written notice thereof to Purchaser or Sellers, as the case may be (the “Indemnifying Party”), provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such claim only if, and only to the extent that, (i) such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim or (ii) the Indemnifying Party is materially prejudiced by the failure to promptly receive such notice. The Indemnified Party shall promptly provide to the Indemnifying Party all information and documentation reasonably requested by the Indemnifying Party with respect to such Third-Party Claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within thirty (30) days after receipt of written notice from the Indemnified Party of such Third-Party Claim to assume the defense of such Third-Party Claim, but only if the Indemnifying Party waives the application of the Purchaser Cap or the Seller Cap, as applicable, as it relates to such Third-Party Claim. The Indemnifying Party shall also have the right to assume the defense of such Third-Party Claim at any time after such 30-day period upon written notice delivered to the Indemnified Party, but only if the Indemnifying Party waives the application of the Purchaser Cap or the Seller Cap, as applicable, as it relates to such Third-Party Claim; provided that such later assumption of the defense would not materially impair the rights of the Indemnified Party or the pending defense of such Third-Party Claim. If the Indemnifying Party assumes the defense of such Third-Party Claim, then the Indemnifying Party shall employ counsel reasonably satisfactory to the Indemnified Party, with the fees and disbursements of such counsel being paid by the Indemnifying Party, and the Indemnifying Party shall have the right to settle such matter (except as set forth below in this Section 11.3). Notwithstanding the foregoing, Purchaser shall have the sole discretion to control the defense of a matter as it relates to Purchaser (i) in the event of a criminal matter involving Purchaser or an equitable claim against Purchaser, (ii) if the Third-Party Claim is made by a supplier, customer or employee of Seller, or (iii) if the Third-Party Claim includes material claims for which the Purchaser provides Sellers with written notice that it is not entitled to and will not claim indemnification to the extent that it is not practical to separately defend such claims. Purchaser shall defend any such Third-Party Claim in a commercially reasonable manner and in the same manner as if it were not entitled to indemnification hereunder. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the Third-Party Claim on the terms provided above within such thirty (30) day period or to employ counsel reasonably satisfactory to the Indemnified Party, then any Losses subject to indemnification under this Agreement shall include the reasonable fees and disbursements of counsel for the Indemnified Party to the extent incurred before any later assumption of such defense by the Indemnifying Party in accordance with this Section 11.3. In any Third-Party Claim for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such matter, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be)

reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and shall cooperate in good faith with each other with respect to the defense of any such matter, including the Indemnified Party providing the Indemnifying Party with access to the Indemnified Party’s books, records and personnel during reasonable hours under the circumstances.

(b) If an Indemnifying Party has assumed the defense of any Third-Party Claim in accordance with this Section 11.3, then the Indemnified Party shall not settle or compromise such Third-Party Claim or consent to the entry of any judgment with respect thereto; provided, however, that the Indemnified Party may settle or compromise such Third-Party Claim or consent to the entry of a judgment with respect thereto as it relates to the Indemnified Party without the prior written consent of the Indemnifying Party if the Indemnified Party waives its right to be indemnified under this Agreement in writing and satisfies all obligations of the Indemnified Party under such settlement, compromise or judgment. If the Indemnifying Party has not assumed the defense of a Third Party Claim in accordance with this Section 11.3 then the Indemnified Party shall not settle or compromise such Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of such claim and provided such release is not conditioned on the Indemnifying Party indemnifying the Indemnified Party, or (ii) the Indemnified Party waives its right to be indemnified under this Agreement in writing. Notwithstanding anything to the contrary set forth herein, the amount of such settlement, compromise or consent shall in no event determine the amount of Losses incurred by an Indemnified Party and the Indemnifying Party shall only be obligated to indemnify the Indemnified Party for Losses with respect to such Third-Party Claim to the extent such indemnification would have been required by this Article XI absent such settlement. An Indemnifying Party may not, without the prior written consent of the Indemnified Party (which may not be unreasonably withheld or delayed), settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c) In the event an Indemnified Party claims a right to payment pursuant hereto (whether or not resulting from a Third-Party Claim), such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party (a “Notice of Claim”). Such Notice of Claim shall specify in reasonable detail the basis for such claim and the facts and circumstances regarding such claim to the extent known by the Indemnified Party. The failure by any Indemnified Party so to notify the Indemnifying party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 11.3(c) except to the extent the Indemnifying Party is materially prejudiced by the failure to receive such notice, it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 11.4. In the event the Indemnifying Party does not agree in writing to indemnify the Indemnified Party with respect to such claim, the Indemnified Party shall attempt to establish the merits and amount of such claim (by litigation) and, within five (5) Business Days following the final judicial determination from which no appeal may be made of the merits and amount of the Indemnifying Party’s obligation to indemnify the Indemnified Party for Losses under this Agreement, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

Section 11.4. Survival Period. The representations and warranties of the Parties contained herein shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, twenty-four (24) months following the Closing Date; provided, however, that the representations and warranties contained in Sections 4.1, 4.2, 4.3(a), 4.3(c) and 4.3(e), 4.7, 4.15, the last sentence of 4.21(f), 4.28, 5.1, 5.2, 5.3(b), 5.5, 6.1, 6.2, 6.3(a) and (c), and 6.6 (collectively, the “Fundamental Representations”) shall survive until 90 days following the expiration of the applicable statute of limitations. Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 11.5. Liability Limits.

(a) Notwithstanding anything to the contrary set forth herein, Purchaser Indemnified Parties shall not make a claim against Sellers for indemnification under Section 11.1(b) unless and until the aggregate amount of all Losses pursuant to Section 11.1(b) exceeds an amount equal to One Million Two Hundred Thousand Dollars ($1,200,000) (the “Purchaser Basket”), in which event Purchaser Indemnified Parties may claim indemnification for all Purchaser Losses, including the initial One Million Two Hundred Thousand Dollars ($1,200,000) (subject to the other limitations herein); provided, however, that the Fundamental Representations shall not be subject to and shall not count towards the Purchaser Basket. The total aggregate amount of the liability of Sellers for Losses with respect to any claims made pursuant to Section 11.1(b) shall be limited to Thirty Million Two Hundred Fifty Thousand Dollars ($30,250,000) (the “Purchaser Cap”); provided, however, that the total aggregate amount of the liability of Seller for Losses arising out of intentional fraud or a breach of any of the Fundamental Representations shall not be subject to any such limits. Notwithstanding anything to the contrary set forth herein, the total aggregate amount of the liability of Sellers under this Agreement and the transactions contemplated hereby (but, for the avoidance of doubt, excluding the Transition Services Agreement, the MasterCard Services Agreement and the Money Transfer Services Agreement) shall be limited to the Purchase Price.

(b) Notwithstanding anything to the contrary set forth herein, Seller Indemnified Parties shall not make a claim against Purchaser for indemnification under Section 11.2(c) unless and until the aggregate amount of all Losses pursuant to Section 11.2(c) exceeds an amount equal to One Million Two Hundred Thousand Dollars ($1,200,000) (the “Seller

Basket”), in which event Seller Indemnified Parties may claim indemnification for all Seller Losses, including the initial One Million Two Hundred Thousand Dollars ($1,200,000) (subject to the other limitations herein); provided, however, that the Fundamental Representations shall not be subject to and shall not count towards the Seller Basket. The total aggregate amount of the liability of Purchaser for Losses with respect to any claims made pursuant to Section 11.2(c) shall be limited to Thirty Million Two Hundred Fifty Thousand Dollars ($30,250,000) (the “Seller Cap”); provided, however, that the total aggregate amount of the liability of Purchaser for Losses arising out of intentional fraud or a breach of any of the Fundamental Representations shall not be subject to any such limits. Notwithstanding anything to the contrary set forth herein, the total aggregate amount of the liability of Purchaser under this Agreement and the transactions contemplated hereby (but, for the avoidance of doubt, excluding the Transition Services Agreement, the MasterCard Services Agreement and the Money Transfer Services Agreement) after the payment of the Purchase Price to Seller shall be limited to the Purchase Price.

Section 11.6. Set-Off. Purchaser shall be entitled to set-off any amount or right it may be entitled to pursuant to this Agreement against any amount, right or obligations owed to Sellers under this Agreement or any Seller Ancillary Documents, including the Transition Services Agreement, the MasterCard Services Agreement and the Money Transfer Services Agreement. Sellers shall be entitled to set-off any amount or right it may be entitled to pursuant to this Agreement against any amount, right or obligations owed to Purchaser under this Agreement or any Purchaser Ancillary Documents, including the Transition Services Agreement, the MasterCard Services Agreement and the Money Transfer Services Agreement.

Section 11.7. Materiality Qualifiers. For purposes of this Article 11, in determining the amount of Losses (but not for purposes of determining whether a breach or inaccuracy occurred) arising out of or relating to a breach of a representation or warranty in this Agreement, all qualifications or exceptions contained in such representation or warranty that use the words “material”, Material Adverse Effect or “material adverse effect” will be ignored and each such representation and warranty will be read and interpreted without regard to any such qualifications or exceptions.

Section 11.8. Closing Net Working Capital; Reserves. Notwithstanding anything to the contrary set forth herein, Purchaser Indemnified Parties shall not be entitled to indemnification hereunder for any Losses as a result of any breach or inaccuracy of any representation, warranty, covenant, agreement or undertaking of Seller or Shareholder and the amount of any Losses incurred in respect of any such breach or inaccuracy shall not be included in the calculation of aggregate Losses subject to the Purchaser Basket and Purchaser Cap, to the extent that the amount of any Losses as a result of such breach or inaccuracy is specifically included as a reduction of any Current Asset, or as a Current Liability, or is reserved or accrued and thereby is deducted from the Net Working Capital reflected on the Final Net Working Capital Statement.

Section 11.9. Insurance Benefits; Other Indemnification. The Indemnified Party agrees to, and to cause each of its Affiliates to, take commercially reasonable steps to obtain any recovery available for Losses under the insurance policies of the Indemnified Party and its Affiliates before pursuing any claim for indemnification against the Indemnifying Party; provided that an Indemnified Party may assert a claim for indemnification within any time period required by this Agreement for the assertion of such claim. If an Indemnified Party or its

Affiliates receive any amounts for such Losses under such insurance policies, then the Indemnified Party agrees to, and to cause such Affiliates to, reimburse the Indemnifying Party an amount equal to the sum of: (a) the amount received by the Indemnified Party or its Affiliates under such insurance policy with respect to such Losses, plus the amount of the Losses paid by the Indemnifying Party to the Indemnified Party or its Affiliates, minus (b) the Losses subject to indemnification under this Agreement and the reasonable costs and expenses incurred by such Indemnified Party and its Affiliates in pursuing or obtaining such insurance recoveries (including any increase to insurance premiums as a result of such recovery). For clarity, (x) if the sum calculated in accordance with the previous sentence is zero or a negative number, then the Indemnified Party and its Affiliates will have no obligation to so reimburse the Indemnifying Party, and (y) the Indemnified Party and its Affiliates will not be obligated to reimburse an Indemnifying Party an amount of insurance proceeds that exceeds the amount that the Indemnifying Party previously paid to the Indemnified Party or its Affiliates for such Losses.

Section 11.10. Mitigation. Each of Purchaser, Shareholder and Seller shall take and shall cause its respective Affiliates to use Commercially Reasonable Efforts to mitigate any Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

Section 11.11. No Special Damages. Notwithstanding anything to the contrary set forth herein, and except for Losses arising out of intentional fraud by the applicable Indemnifying Party, Sellers and Purchaser shall not be liable to any Purchaser Indemnified Parties or Seller Indemnified Parties, as applicable, for any consequential, incidental, special, exemplary, or punitive damages or Losses of such other Person, damages or Losses in the nature of lost profits or for diminution of value, or damages or Losses determined as a multiple of income, revenue or the like, relating to any indemnification obligation under this Agreement (except, in any such case, to the extent that such damages are awarded to a third party in the case of a Third Party Claim).

Section 11.12. Waiver of Certain Losses. Notwithstanding anything to the contrary set forth herein, neither Seller nor Shareholder shall be liable to any Purchaser Indemnified Parties for any Losses arising out of or relating to (i) the Schedule 11.2(g) Contracts not being assigned to Purchaser on or after the Closing, (ii) any action or inaction of Seller or Shareholder to satisfy their obligations under Section 2.5, or (iii) otherwise arising out of or relating to Purchaser’s inability to provide permitting-related products and services to any of its Customers after the Closing as a result of Purchaser not having in place any Contract or License required in order for Purchaser to provide such products and services, in each case whether or not such Losses result from a Third-Party Claim.

Section 11.13. Treatment of Indemnification Payments. Any indemnification payments made by Purchaser or Sellers pursuant to this Article 11 shall be treated by all Parties as an adjustment to the Purchase Price hereunder.

Section 11.14. Limitation of Remedies. The rights of the Parties for indemnification under this Agreement shall be strictly limited to those contained in this Article 11 and Section 9.9 and, except in the case of intentional fraud, such indemnification rights shall be the sole and exclusive remedies of the parties after the Closing Date with respect to any matter in any way under or relating to this Agreement (but, for the avoidance of doubt, excluding the Transition Services Agreement, the MasterCard Services Agreement and the Money Transfer Services Agreement). To the maximum extent permitted by Law, Purchaser and Sellers hereby waive and shall cause their respective Affiliates to waive, all other rights and remedies with respect to any such matter, whether under any Laws or otherwise. Except as set forth in this Article 11 and Section 9.9, no action, suit, claim, proceeding or remedy shall be brought or maintained after the Closing Date by any Purchaser Indemnified Party or any Seller Indemnified Party or their respective Affiliates, against Seller or Shareholder, or Purchaser, as applicable, and no recourse shall be brought or granted against Seller or Shareholder, or against Purchaser, as applicable, by virtue of or based upon any alleged misstatement or omission or relating to a breach or inaccuracy of any of the representations, warranties, covenants, agreements or undertakings of Seller, Shareholder or Purchaser set forth or contained in this Agreement; provided, however, that nothing in this Agreement shall prevent any claim against a Person to the extent that it shall have been the result of intentional fraud by any such Person. The parties hereto acknowledge and agree that the provisions in this Agreement that limit any claims or remedies of the Purchaser Indemnified Parties or the Seller Indemnified Parties, including under this Article 11, have been bargained for and are reflected in the Purchase Price negotiated in connection with this Agreement.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.1. [Reserved].

Section 12.2. Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by telecopy transmission or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

To Purchaser:	Electronic Funds Source LLC 3100 West End Avenue, Suite 1150 Nashville, TN 37203 Attn: Scott R. Phillips, President and Chief Executive Officer Fax No.: (801) 395-8511

with a copy to:	Harwell Howard Hyne Gabbert & Manner, P.C. 333 Commerce Street, Suite 1500 Nashville, TN 37201 Attn: Kris Kemp Fax No.: (615) 251-1059

To Seller or Shareholder:

C.H. Robinson Worldwide, Inc.

14701 Charlson Road, Suite 200

Eden Prairie, MN 55347

Attn: Chad M. Lindbloom,

Senior Vice President and Chief Financial Officer

Fax No.: (952) 937-7840

C.H. Robinson Worldwide, Inc.

14701 Charlson Road, Suite 1200

Eden Prairie, MN 55347

Attn: Chris Gerst, Assistant General Counsel

Fax No.: (952) 937-7840

with a copy to:	Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 S. Seventh Street Minneapolis, MN 55402-3901 Attn: Keith P. Radtke Fax No.: (612) 766-1600

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing in accordance with this Section 12.2. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) upon transmission by facsimile if receipt is confirmed by facsimile receipt, (c) on the first (1st) Business Day following delivery to a national overnight courier service or (d) on the fifth (5th) Business Day following it being mailed by registered or certified mail.

Section 12.3. Schedules. The Schedules attached to this Agreement are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 12.4. Assignment; Successors in Interest. No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties; provided, however, that (a) Purchaser shall, without the obligation to obtain the prior written consent of any other Party, be entitled to (i) assign this Agreement or all or any part of its rights hereunder to one or more Affiliates of Purchaser so long as such Affiliate assumes the obligations of Purchaser hereunder and Purchaser remains liable for the obligations of Purchaser hereunder and (ii) assign its rights under this Agreement to its financing sources as collateral security and (b) Seller or Shareholder shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign this Agreement or all or any part of its rights hereunder to one or more of its Affiliates (including any assignment from Seller to Shareholder) so long as such Affiliate assumes its obligations hereunder and either Seller or Shareholder, as applicable, remains liable for its obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof. Shareholder shall be permitted to, but not required to, take any action required or permitted to be taken by Seller under this Agreement.

Section 12.5. Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 12.6. Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to choice of law rules.

Section 12.7. Jurisdiction, Venue and Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN WILMINGTON, DELAWARE, IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND TO THE RESPECTIVE COURT TO WHICH AN APPEAL OF THE DECISIONS OF ANY SUCH COURT MAY BE TAKEN, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH PROCEEDING, EXCEPT IN SUCH A COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH A PROCEEDING. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES THAT THIS SECTION 12.7 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.7 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 12.8. Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction and such provision shall be automatically amended so that it is valid, legal and enforceable to the maximum extent permitted by Law but as close to the Parties’ original intent as permissible. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

Section 12.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts. Signed counterparts of this Agreement may be delivered by facsimile and by scanned .pdf image, each of which shall have the same force and effect as an original signed counterpart; provided, that, after a request by any party hereto for such original signed counterpart, each party hereto uses commercially reasonable efforts to deliver to each other party hereto original signed counterparts as soon as possible thereafter.

Section 12.10. Enforcement of Certain Rights. Except for indemnification requirements set forth herein (but excluding any matters set forth in Section 9.1), nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

Section 12.11. Waiver; Amendment. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

Section 12.12. Integration. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof (including that certain Confidentiality Agreement, dated as of July 16, 2012, by and among EFS LLC, Pilot Travel Centers LLC and Shareholder) and constitute the entire agreement among the Parties with respect thereto.

Section 12.13. Compliance with Bulk Sales Laws. Each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.

Section 12.14. Interpretation. Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender. References herein to any Law shall be deemed to refer to such Law, as amended from time to time, and all rules and regulations promulgated thereunder. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement. The words “herein”, “hereunder”, “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph, Section or Article in which such word appears).

Section 12.15. Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

Section 12.16. Transaction Costs. Except as provided above or as otherwise expressly provided herein, (a) Purchaser shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of their financial advisors, accountants and counsel, and (b) Sellers shall pay the fees, costs and expenses of Sellers incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of financial advisors, accountants and counsel to Sellers.

*    *    *

The Parties hereby execute this Agreement as of the date first above written.

ELECTRONIC FUNDS SOURCE LLC

By:	/s/ Scott Phillips
Name: Scott Phillips
Title: President and Chief Executive Officer

T-CHEK SYSTEMS, INC.

By:	/s/ John Wiehoff
Name: John Wiehoff
Title: Chairman

C. H. ROBINSON WORLDWIDE, INC.

By:	/s/ Chad Lindbloom
Name: Chad Lindbloom
Title: Senior Vice President and Chief Financial Officer